Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

FAMILY ACQUISITION HOLDINGS, INC.,

FAMILY MERGER SUB, INC.

and

BOOKS-A-MILLION, INC.

July 13, 2015

i

ii

iii

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of July 13, 2015 (this “Agreement”), by and among Books-A-Million, Inc., a Delaware corporation (the “Company”), Family Acquisition Holdings, Inc., a Delaware corporation (“Parent”), and Family Merger Sub, Inc., a Delaware corporation (“Sub”).  Capitalized terms used herein (including in the immediately preceding sentence) and not otherwise defined herein shall have the meanings set forth in Section 1.1 hereof.

WHEREAS, the parties intend that Sub be merged with and into the Company, with the Company being the surviving corporation on the terms and subject to the conditions set forth herein (the “Merger”);

WHEREAS, in the Merger, upon the terms and subject to the conditions of this Agreement, each share (the “Shares”, and each a “Share”) of common stock, par value $0.01 per share, of the Company (the “Common Stock”) not held by members of the Purchaser Group (collectively, the “Unaffiliated Shares”) will be converted into the right to receive the Merger Consideration;

WHEREAS, the board of directors of the Company (the “Board”) acting upon the recommendation of a special committee of independent and disinterested directors previously appointed (the “Special Committee”), has unanimously (i) determined that this Agreement and the Contemplated Transactions, including the Merger, are advisable and in the best interests of the Company’s stockholders (other than members of the Purchaser Group and any Section 16 Officers); (ii) approved this Agreement and the Contemplated Transactions, including the Merger; and (iii) resolved to recommend that the stockholders of the Company approve the adoption of this Agreement and the Merger (the “Company Recommendation”);

WHEREAS, the respective boards of directors of Parent and Sub have each unanimously (i) determined that this Agreement and the Contemplated Transactions, including the Merger, are advisable and in the best interests of Parent and Sub, respectively, and their respective stockholders; and (ii) approved this Agreement and the other Contemplated Transactions, including the Merger;

WHEREAS, immediately prior to the execution and delivery of this Agreement, the stockholders of the Company identified on Schedule 1.1 hereto have delivered to Parent an agreement (the “Rollover Agreement”) dated as of the date hereof, providing that such stockholders shall, among other things, transfer their Shares identified as rollover shares pursuant to the Rollover Agreement (such Shares, together with any Shares or shares of restricted stock under the Company Equity Plan (as defined below) subject to a Management Rollover Agreement, the “Rollover Shares”) to Parent prior to the Effective Time (as defined herein) on the terms and subject to the conditions set forth in the Rollover Agreement (the stockholders delivering the Rollover Agreement or any Management Rollover Agreement, together with Parent, Sub, all of the owners of Parent, the “Purchaser Group”);

WHEREAS, immediately prior to the execution and delivery of this Agreement, each stockholder of the Company identified on Schedule 1.1 has executed an agreement to vote any Shares now owned or hereinafter acquired by such Person in favor of the approval of the adoption of this Agreement and the Merger (the “Voting Agreement”); and

WHEREAS, Parent, Sub and the Company desire to make certain representations, warranties, covenants and agreements specified herein in connection with this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

ARTICLE I.
DEFINITIONS AND TERMS

Section 1.1 Definitions.  As used in this Agreement, the following terms shall have the meanings set forth below:

“Acceptable Confidentiality Agreement” means an executed confidentiality agreement on terms determined in good faith by any Independent Committee to be customary for transactions of the nature contemplated by an Acquisition Proposal; provided, for the avoidance of doubt, that an Acceptable Confidentiality Agreement (a) need not contain a provision that would prohibit any Person from communicating confidentially an Acquisition Proposal to the Board or any Independent Committee, and (b) shall contain a “standstill” provision.

“Acquired Corporations” means: (a) the Company; (b) each of the Company’s Subsidiaries; and (c) any other Entity that has been merged with or into, or that is a predecessor to, any of the Entities identified in clauses “(a)” or “(b)” above.

“Acquisition Proposal” means any inquiry, indication of interest, proposal or offer made by any Person (other than Parent or any of its Affiliates) contemplating or otherwise relating to any Acquisition Transaction.

“Acquisition Transaction” means any transaction or series of related transactions involving: (a) any merger, exchange, consolidation, business combination, plan of arrangement, issuance of securities, acquisition of securities, reorganization, recapitalization, takeover offer, tender offer, exchange offer or other similar transaction: (i) in which a Person or “group” (as defined in the Exchange Act) of Persons directly or indirectly acquires beneficial or record ownership of securities representing more than 20% of the outstanding securities of any class of voting securities of the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 20% or more of the consolidated assets of the Company (as determined on a book value basis); or (ii) in which any of the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 20% or more of the consolidated assets of the Company (as determined on a book value basis) issues securities representing more than 20% of the outstanding securities of any class of the Company’s or such Subsidiary’s voting securities; (b) any sale, lease, exchange, transfer, license or disposition of any business or businesses or assets that constitute or account for 20% or more of the consolidated net revenues, consolidated net income or consolidated assets of the Acquired Corporations taken as a whole; or (c) any liquidation or dissolution of any of the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 20% or more of the consolidated assets of the Company (as determined on a book value basis).

“Affiliate” has the meaning given to such term in Rule 12b-2 under the Exchange Act; provided that (a) neither Parent, Sub nor any other member of the Purchaser Group shall be deemed to be Affiliates of any of the Acquired Corporations and (b) the Acquired Corporations shall not be deemed to be Affiliates of Parent, Sub or any other member of the Purchaser Group for any purpose hereunder.

“Agreement” has the meaning set forth in the Preamble.

“Benefit Plan” means any (i) deferred compensation, bonus or other incentive compensation, stock purchase, stock option and other equity compensation plan, program, agreement or arrangement; (ii) severance or termination pay, medical, surgical, hospitalization, life insurance and other “welfare” plan, fund or program (within the meaning of section 3(1) of ERISA); (iii) profit-sharing, stock bonus or other “pension” plan, fund or program (within the meaning of section 3(2) of ERISA); (iv) employment, termination, change in control or severance agreement; or (v) other employee benefit plan, fund, program, agreement or arrangement, in each case, that is sponsored, maintained or contributed to or required to be contributed to by the Company or by an ERISA Affiliate, or to which the Company or an ERISA Affiliate is party, whether written or oral, for the benefit of any employee of the Company or any of its Subsidiaries.

“Board” has the meaning set forth in the Recitals.

“Book-Entry Shares” has the meaning set forth in Section 3.1(d).

“Business Day” means a day, other than a Saturday, Sunday or another day on which commercial banking institutions in New York, New York are authorized or required by Law to be closed.

“By-Laws” means the Amended and Restated By-Laws of the Company, as further amended from time to time.

“Certificate of Incorporation” means the Certificate of Incorporation of the Company, as further amended from time to time.

“Certificate of Merger” has the meaning set forth in Section 2.3.

“Certificates” has the meaning set forth in Section 3.1(d).

“Change in Recommendation” has the meaning set forth in Section 6.3(f).

“Change in Recommendation Notice” has the meaning set forth in Section 6.3(f).

“Closing” has the meaning set forth in Section 2.2.

“Closing Date” has the meaning set forth in Section 2.2.

“Code” means the Internal Revenue Code of 1986.

“Common Stock” has the meaning set forth in the Recitals.

“Company” has the meaning set forth in the Preamble.

“Company Contract” means any Contract: (a) to which any of the Acquired Corporations is a party; (b) by which any of the Acquired Corporations or any Company Intellectual Property or any other asset of any of the Acquired Corporations is bound or under which any of the Acquired Corporations has any obligation; or (c) under which any of the Acquired Corporations has any right or interest.

“Company Disclosure Schedule” means the disclosure schedules delivered by the Company to Parent simultaneously with the execution of this Agreement.

“Company Equity Plan” means the Company’s 2005 Incentive Award Plan, as amended on May 30, 2014.

“Company Expense Reimbursement” has the meaning set forth in Section 8.2(b).

“Company Intellectual Property Agreements” means all licenses, sublicenses, consent to use agreements, covenants not to sue and permissions and other Contracts, including the right to receive royalties or any other consideration, whether written or oral, relating to Intellectual Property and to which the Company or any of its Subsidiaries is a party or under which the Company or any of its Subsidiaries is a licensor or licensee.

“Company Intellectual Property” has the meaning set forth in Section 4.13(a).

“Company Leases” has the meaning set forth in Section 4.14(b).

“Company Leased Real Property” means each leasehold interest held by the Company or a Subsidiary of the Company in any real property used or occupied in connection with the businesses of the Company or a Subsidiary of the Company.

“Company Material Adverse Effect” means any Effect that, considered together with all other Effects, has had or would reasonably be expected to have or result in a material adverse effect on: (a) the business, condition (financial or otherwise, including cash condition), operations, assets or financial performance of the Acquired Corporations taken as a whole, other than any such Effect resulting from (i) any decrease in the market price of the Common Stock (but not any Effect underlying such decrease to the extent that such Effect would otherwise constitute a Company Material Adverse Effect), (ii) conditions generally affecting the economy or financial markets generally or the industry in which the Acquired Corporations operate, (iii) any Effect resulting from the announcement or pendency of this Agreement or the Contemplated Transactions, including the initiation or continuation of litigation by any Person with respect to or related to the subject matter of this Agreement (including any litigation, action, suit, proceeding or investigation made or brought by any of the current or former stockholders of the Company (on their own behalf or on behalf of the Company) that assert allegations of a breach of fiduciary duty relating to this Agreement, or violations of securities laws in connection with the Proxy Statement), (iv) changes in Law or GAAP or principles, interpretations or enforcement thereof, (v) the occurrence, escalation, outbreak or worsening of any acts of war, armed hostilities, sabotage or terrorism (including cyber-terrorism or cyber-attacks) threatened or underway as of the date of this Agreement, (vi) the existence, occurrence or continuation of any force majeure event, including any earthquakes, floods, hurricanes, tropical storms, fires or other national disasters, (vii) any failure by the Company to meet any published analyst estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure by the Company to meet its internal or published projections, budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself (provided that, in the case of this clause (vii), the Effects underlying any such failure (if not otherwise falling within one of the other exceptions provided in this definition) may be taken into account in determining whether a Company Material Adverse Effect has occurred), (viii) any action taken or not taken by the Company or any of its Subsidiaries, in each case that is required or specifically contemplated by this Agreement, or (ix) any action taken or not taken by or at the request of Parent, Sub or any Designated Family Member; provided that any Effect resulting from any of the matters described in clause “(ii)”, “(iv)”, “(v)” or “(vi)” may be taken into account in determining whether or not there has been, or is reasonably expected to be, a Company Material Adverse Effect if, but only if, such Effect has a disproportionate adverse effect (and solely to the extent of such disproportionate adverse effect) on the Company and its Subsidiaries, taken as a whole, as compared to other companies in the industry in which the Company and its Subsidiaries operate, or (b) the ability of the Company to consummate the Contemplated Transactions or to perform any of its covenants or obligations under this Agreement, other than any such Effect resulting from any of the matters described in the immediately preceding clauses “viii” and “ix”.

“Company Material Contracts” means each Company Contract that (i) is a “material contract” as such term is defined in Item 601(b)(10) of Regulation S-K under the Securities Act; (ii) has a term for more than one year and may not be terminated by the Company or a Subsidiary (without penalty) within thirty days of delivery of a termination notice by the Company or a Subsidiary; (iii) requires payment by the Company or a Subsidiary in excess of $500,000; or (iv) contemplates or involves the payment or delivery of cash or other consideration to the Company or any of its Subsidiaries in an amount or having a value in excess of $500,000 in the aggregate, or contemplates or involves the performance of services by the Company or a Subsidiary having a value in excess of $500,000 in the aggregate.

“Company Meeting” has the meaning set forth in Section 6.6(b).

“Company Owned Real Property” means all real properties owned by the Company or any of its Subsidiaries.

“Company Real Property” means the Company Owned Real Property and Company Leased Real Property.

“Company Recommendation” has the meaning set forth in the Recitals.

“Company Related Party” has the meaning set forth in Section 8.2(e).

“Company SEC Reports” has the meaning set forth in Section 4.5.

“Company Stockholder Approval” has the meaning set forth in Section 4.19.

“Consideration Fund” has the meaning set forth in Section 3.2(a).

“Contemplated Transactions” means the Merger and the other transactions contemplated by this Agreement.

“Contract” means any written, oral or other agreement, contract, subcontract, lease, understanding, arrangement, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature.

“D&O Insurance” has the meaning set forth in Section 6.5(c).

“Designated Family Members” means Clyde B. Anderson and Terrence C. Anderson.

“DGCL” has the meaning set forth in Section 2.1.

“Dissenting Shares” has the meaning set forth in Section 3.5.

“Drawdown” has the meaning set forth in Section 6.8.

“Drawdown Amount” means the amount sufficient to fund the aggregate Merger Consideration and all other payments to be made by the Surviving Corporation at the Closing in connection with the Contemplated Transactions.

“Drawdown Borrowing” has the meaning set forth in Section 6.8.

“Effect” means any effect, event, fact, development, circumstance, condition or change.

“Effective Time” has the meaning set forth in Section 2.3.

“Employee Stock Purchase Plan” means the Company’s 1999 Amended and Restated Employee Stock Purchase Plan, as amended May 20, 2010.

“Enforceability Exceptions” means any exceptions to the enforceability of any agreement under applicable bankruptcy, insolvency, reorganization or other similar Laws affecting the enforcement of creditors’ rights generally or under principles of equity regarding the availability of remedies.

“Entity” means any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, joint venture syndicate, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity.

“Exchange Act” means the Securities Exchange Act of 1934.

“Existing Credit Agreement” means that certain Amended and Restated Credit Agreement, dated as of June 28, 2013, among the Company, the other Borrowers party thereto, Bank of America, N.A., as administrative agent, and the Lenders and others party thereto, as may be amended, modified, supplemented or restated from time to time.

“Financial Advisor” has the meaning set forth in Section 4.16.

“GAAP” has the meaning set forth in Section 4.5.

“Governmental Entity” means any: (a) nation, state, commonwealth, province, territory, county, municipality, tribal territory, district or other jurisdiction of any nature; (b) U.S. federal, state, local or municipal, non-U.S. or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or Entity and any court or other tribunal); or (d) self-regulatory organization (including NASDAQ and FINRA and its predecessor, the National Association of Securities Dealers, Inc.).

“Indemnified Party” has the meaning set forth in Section 6.5(a).

“Independent Committee” means the Special Committee and, solely if the Special Committee no longer exists, any other committee of the Board composed solely of independent directors.

“Intellectual Property” has the meaning set forth in Section 4.13(a).

“Intervening Event” means any material event that was not known to the Special Committee on the date hereof (or, if known, the consequences of which were not reasonably foreseeable to the Special Committee as of the date hereof), which material event (or the consequences thereof) becomes known to the Special Committee before receipt of the later of the Company Stockholder Approval and the Majority of the Minority Approval; provided that in no event shall the receipt, existence of or terms of an Acquisition Proposal or any inquiry relating thereto constitute an Intervening Event.

“knowledge” means such facts and other information that as of the date of determination are actually known, after reasonable inquiry to such person’s direct reports, to the executive chairman of the Board, chief executive officer, president, chief financial officer or general counsel of the referenced party.

“Law” means any federal, state, provincial, local, municipal or foreign law, statute, ordinance, regulation, judgment, Order, arbitration award, franchise, license, requirement or permit issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity.

“Legal Proceeding” means any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Entity or any arbitrator or arbitration panel.

“Lien” means any lien, mortgage, charge, pledge, security interest, encumbrance, hypothecation, easement, encroachment imperfection of title, title exception, title defect, right of possession, lease, tenancy, license, security interest, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“Majority of the Minority Approval” has the meaning set forth in Section 4.19.

“Management Group” means those individuals previously identified to the Special Committee as constituting such Management Group.

“Management Rollover Agreement” means an agreement, substantially in the form of Exhibit A, with one or more members of the Management Group pursuant to which such individual agrees, among other things, to transfer Shares and/or shares of restricted stock subject to Restricted Stock Awards to Parent prior to the Effective Time on the terms and subject to the conditions set forth therein.

“Merger” has the meaning set forth in the Recitals.

“Merger Consideration” has the meaning set forth in Section 3.1(a).

“Notice Period” has the meaning set forth in Section 6.3(f).

“Order” means any order, writ, injunction, judgment or decree.

“Organizational Documents” means, collectively, the Certificate of Incorporation and the By-Laws.

“NASDAQ” means the NASDAQ Global Select Market.

“Parent” has the meaning set forth in the Preamble.

“Parent Disclosure Schedule” means the disclosure schedules delivered by Parent to the Company simultaneously with the execution of this Agreement.

“Parent Expense Reimbursement” has the meaning set forth in Section 8.2(c).

“Parent Material Adverse Effect” means any Effect that, considered together with all other Effects, has had or would reasonably be expected to have a material adverse effect on the ability of Parent or Sub to consummate the Contemplated Transactions.

“Parent Proposal” has the meaning set forth in Section 6.3(f).

“Paying Agent” has the meaning set forth in Section 3.2(a).

“Permitted Liens” shall mean, collectively: (a) liens, charges, encumbrances and exceptions for Taxes or other governmental charges, fees, levies or assessments that are not yet delinquent, or the validity of which are being contested in good faith and for which adequate accruals or reserves have been established in accordance with GAAP; (b) mechanics’, materialmen’s, carriers’, workers’, repairers’ and other similar liens or encumbrances arising or incurred in the ordinary course of business; (c) zoning, entitlement, conservation restriction and other land use and environmental regulations imposed by Governmental Entities; (d) easements, encumbrances, restrictions, covenants and other matters of record, and the covenants and restrictions set forth in this Agreement; (e) liens, for indebtedness as of the date hereof described in the Company SEC Reports; (f) leases and occupancy agreements not in violation of the representation and warranty in the second sentence of Section 4.14(a); and (g) such other liens, charges, encumbrances, imperfections in or failures of title, easements, leases, licenses, restrictions, activity and use limitations, and encroachments, as do not, individually or in the aggregate, have a material effect on the assets or properties to which they relate or the ability of the Company to effectuate the Drawdown.

“person” or “Person” means any individual, person (including a “person” as defined in Section 13(d)(3) of the Exchange Act), Entity or Governmental Entity.

“Pre-Closing Period” has the meaning set forth in Section 6.1.

“Preferred Stock” means the Preferred Stock of the Company, par value of $0.01 per share.

“Proceeding” has the meaning set forth in Section 6.5(a).

“Proxy Statement” has the meaning set forth in Section 4.6.

“Purchaser Group” has the meaning set forth in the Recitals.

“Purchaser Related Party” has the meaning set forth in Section 8.2(e).

“Representatives” means a Person’s directors, officers, other employees, agents, attorneys, accountants, advisors and representatives.

“Restricted Stock Awards” has the meaning set forth in Section 4.2(b).

“Rollover Agreement” has the meaning set forth in the Recitals.

“Rollover Shares” has the meaning set forth in the Recitals.

“Schedule 13E-3” has the meaning set forth in Section 4.6.

“SEC” means the United States Securities and Exchange Commission.

“Section 16” has the meaning set forth in Section 6.10.

“Section 16 Officer” means any person that the Company has determined to be a Section 16 officer of the Company pursuant to Rule 16a-1(f) of the Exchange Act.

“Securities Act” means the Securities Act of 1933.

“Shares” has the meaning set forth in the Recitals.

“Solvency Opinion” means an opinion from the Valuation Firm that, subject to the limitations and assumptions therein, and as of the date of the delivery of such Solvency Opinion, (a) each of the fair value and present fair saleable value of the assets of the Company on a consolidated basis would exceed the stated liabilities and identified contingent liabilities of the Company on a consolidated basis; (b) the Company should be able to pay its debts as they become absolute and mature; (c) the Company should not have unreasonably small capital for the business in which the Company is engaged, as management of the Company has indicated the Company’s business is proposed to be conducted immediately following the consummation of the Contemplated Transactions; and (d) the fair value of the assets of the Company on a consolidated basis would exceed the sum of (i) the stated liabilities and identified contingent liabilities on a consolidated basis and (ii) the total par value of the issued capital stock, of the Company.

“Special Committee” has the meaning set forth in the Recitals.

“Sub” has the meaning set forth in the Preamble.

“Sub Stockholder Consent” has the meaning set forth in Section 5.2.

“Subsidiary” means, as to any Person, any Person (a) of which such first Person directly or indirectly owns securities or other equity interests representing more than fifty percent (50%) of the aggregate voting power, (b) of which such first Person possesses directly or indirectly more than fifty percent (50%) of the right to elect directors or Persons holding similar positions, (c) of which such first Person or any other subsidiary of such first Person is a general partner, or (d) who is or would be consolidated in such first Person’s financial statements pursuant to GAAP.

“Superior Proposal” means an unsolicited bona fide written offer by a third party to acquire, directly or indirectly, by merger or otherwise, a majority of the outstanding shares of Common Stock or businesses or assets that constitute or account for a majority of the consolidated net revenues, consolidated net income or consolidated assets of the Acquired Corporations, taken collectively, that: (a) did not result from a breach of Section 6.3 (other than any such breach caused by Parent, Sub or any Designated Family Member); (b) is not subject to a financing contingency and in respect of which any required financing is then committed; and (c) is determined by the Board or any Independent Committee, in its good faith judgment, after obtaining and taking into account the advice of an independent financial advisor of nationally recognized reputation and after taking into account, among other things, all legal, financial, regulatory and other aspects of the offer, including any conditions, and the identity of the offeror and the likelihood and anticipated timing of consummation, to be more favorable from a financial point of view to the holders of the Unaffiliated Shares than the Contemplated Transactions.

“Superior Proposal Determination” has the meaning set forth in Section 6.3(f).

“Surviving Corporation” has the meaning set forth in Section 2.1.

“Takeover Statutes” has the meaning set forth in Section 4.8.

“Tax Return” means any report, return, estimate, schedule, notice, notification, form, election, certificate or other document or information, and any amendment or supplement to any of the foregoing, filed with or submitted to, or required to be filed with or submitted to any taxing authority or jurisdiction (foreign or domestic) with respect to Taxes.

“Taxes” means any federal, state, local or foreign income, gross receipts, excise, real or personal property, sales, value added, franchise, withholding, social security, occupation, use, margin, environmental, escheat, unclaimed property, workers’ compensation, service, service use, value added, license, net worth, payroll, franchise, alternative, transfer or recording tax or other tax of any kind whatsoever, including any interest, penalties or additions thereto, whether disputed or not.

“Termination Date” has the meaning set forth in Section 8.1(b)(iv).

“Unaffiliated Shares” has the meaning set forth in the Recitals.

“Valuation Firm” has the meaning set forth in Section 6.16.

“Voting Agreement” has the meaning set forth in the Recitals.

Section 1.2 Other Definitional Provisions; Interpretation.

(a) The words “hereof,” “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and references to articles, sections, paragraphs, exhibits and schedules are to the articles, sections and paragraphs of, and exhibits and schedules to, this Agreement, unless otherwise specified.

(b) Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the phrase “without limitation.”

(c) Words describing the singular number shall be deemed to include the plural and vice versa, words denoting any gender shall be deemed to include all genders and words denoting natural persons shall be deemed to include business entities and vice versa.

(d) When used in reference to information or documents, the phrase “made available” means that the information or documents referred to have been made available if requested by the party to which such information or documents are to be made available.

(e) References to any statute are to that statute, as amended from time to time, and to the rules and regulations promulgated thereunder, in effect as of the date of this Agreement.

ARTICLE II.
THE MERGER

Section 2.1 The Merger.  Subject to the terms and conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), at the Effective Time, the Company and Sub shall consummate the Merger pursuant to which (a) Sub shall merge with and into the Company and the separate corporate existence of Sub shall thereupon cease, (b) the Company shall be the surviving corporation (the “Surviving Corporation”) in the Merger and shall continue to be governed by the laws of the State of Delaware and (c) the separate corporate existence of the Company with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger.  The Merger shall have the effects set forth in this Agreement and the DGCL.

Section 2.2 Closing.  The closing of the Merger (the “Closing”) will take place at 9:00 a.m., Central Time (or such other time specified by the parties hereto), on a date to be specified by the parties hereto, which shall be no later than two (2) Business Days after the satisfaction or waiver (subject to restrictions on waiver of Section 7.1(a)) of all of the conditions set forth in Article VII hereof (other than conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions) at a place as agreed to by the parties hereto (the date on which the Closing actually takes place being the “Closing Date”).

Section 2.3 Effective Time.  Subject to the provisions of this Agreement, at the Closing, the Company, Parent and Sub shall cause a certificate of merger (the “Certificate of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL.  The Merger will become effective at such time as the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later date or time as may be agreed by the Company and Parent in writing and specified in the Certificate of Merger in accordance with the DGCL (the effective time of the Merger being hereinafter referred to as the “Effective Time”).

Section 2.4 Certificate of Incorporation and By-laws of the Surviving Corporation.  At the Effective Time, the Certificate of Incorporation shall be amended and restated in its entirety to read as set forth on Exhibit B hereto and, as so amended, shall be the certificate of incorporation of the Surviving Corporation, until thereafter amended in accordance with the DGCL and as provided in such certificate of incorporation, subject to Section 6.5.  The parties hereto shall take all necessary action such that the By-Laws, as in effect immediately prior to the Effective Time, shall be amended and restated in their entirety at the Effective Time to read as set forth on Exhibit C, and, as so amended, shall be the by-laws of the Surviving Corporation until thereafter amended as provided by Law, the certificate of incorporation of the Surviving Corporation and such by-laws, subject to Section 6.5.

Section 2.5 Directors and Officers of the Surviving Corporation.  The parties hereto shall take all necessary action such that the directors of Sub at the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation’s certificate of incorporation and by-laws.  The officers of the Company at the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation’s certificate of incorporation and by-laws.

ARTICLE III.
CONVERSION OF SHARES

Section 3.1 Conversion of Capital Stock.

(a) At the Effective Time, each share of the Company’s Common Stock issued and outstanding immediately prior to the Effective Time (other than shares of Common Stock to be cancelled pursuant to Section 3.1(c) hereof (including the Rollover Shares) and Dissenting Shares) shall, by virtue of the Merger and without any action on the part of the holder thereof or the Company, Parent or Sub, be converted into the right to receive $3.25 per share in cash (the “Merger Consideration”), without any interest thereon.

(b) Each share of common stock, par value one cent ($0.01) per share, of Sub issued and outstanding immediately prior to the Effective Time shall, at the Effective Time, by virtue of the Merger and without any action on the part of Parent or Sub, be converted into one fully paid and nonassessable share of the common stock, par value one cent ($0.01) per share, of the Surviving Corporation, so that after the Effective Time, Parent shall be the holder of all of the issued and outstanding common stock of the Surviving Corporation.

(c) All shares of Common Stock that are owned by the Company as treasury stock and any shares of Common Stock owned by Parent or Sub immediately prior to the Effective Time (including, for the avoidance of doubt, the Rollover Shares) shall, at the Effective Time, be cancelled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(d) At the Effective Time, each share of Common Stock converted into the right to receive the Merger Consideration without any interest thereon pursuant to Section 3.1(a) shall automatically cease to exist and the holders immediately prior to the Effective Time of shares of outstanding Common Stock not represented by certificates (“Book-Entry Shares”) and the holders of certificates that, immediately prior to the Effective Time, represent shares of outstanding Common Stock (the “Certificates”) shall cease to have any rights with respect to such shares of Common Stock other than the right to receive, upon surrender of such Book-Entry Shares or Certificates in accordance with Section 3.2, the Merger Consideration, without any interest thereon, for each such share of Common Stock held by them.  The Merger Consideration paid upon the surrender for exchange of the Certificates or the Book-Entry Shares in accordance with Section 3.2 shall be deemed to have been paid in full satisfaction of all rights and privileges pertaining to the Common Stock exchanged theretofore and represented by such Certificates or Book-Entry Shares.

(e) If at any time between the date of this Agreement and the Effective Time any change in the number of outstanding shares of Common Stock shall occur as a result of a reclassification, recapitalization, stock split (including a reverse stock split), or combination, exchange or readjustment of shares, or any stock dividend or stock distribution with a record date during such period, the amount of the Merger Consideration as provided in Section 3.1(a) shall be equitably adjusted to reflect such change.

Section 3.2 Exchange of Certificates Representing Common Stock; Payments.

(a) As soon as reasonably practicable after the execution of this Agreement, the Company shall enter into an agreement with Wells Fargo Shareowner Services or such other bank or trust company that may be jointly designated by the Company and Parent (the “Paying Agent”) to act as paying agent hereunder for the purpose of exchanging Certificates and Book-Entry Shares for the Merger Consideration.  Immediately after the Effective Time, the Surviving Corporation shall deliver or cause to be delivered, in trust, to the Paying Agent, for the benefit of the holders of shares of Common Stock at the Effective Time, sufficient funds for timely payment of the aggregate Merger Consideration to be paid pursuant to this Section 3.2 in exchange for all outstanding shares of Common Stock immediately prior to the Effective Time (other than shares of Common Stock to be cancelled pursuant to Section 3.1(c) hereof) (such cash amounts being hereinafter referred to as the “Consideration Fund”).

(b) Promptly after the Effective Time (and in any event not later than the second (2nd) Business Day following the Effective Time), the Surviving Corporation shall cause the Paying Agent to mail to each holder of record of Certificates or Book-Entry Shares whose shares were converted into the right to receive Merger Consideration pursuant to Section 3.1 (i) a letter of transmittal that shall specify that delivery of such Certificates or Book-Entry Shares shall be deemed to have occurred, and risk of loss and title to the Certificates or Book-Entry Shares, as applicable, shall pass, only upon proper delivery of the Certificates (or affidavits of loss in lieu thereof) or Book-Entry Shares to the Paying Agent and (ii) instructions for use in effecting the surrender of the Certificates or Book-Entry Shares in exchange for payment of the Merger Consideration to which the holder thereof is entitled, the form and substance of which letter of transmittal and instructions shall be substantially as reasonably agreed to by the Company and Parent and prepared prior to the Closing.  Upon surrender of a Book-Entry Share or a Certificate (or affidavit of loss in lieu thereof) for cancellation to the Paying Agent together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, the holder of such Book-Entry Share or Certificate shall be entitled to receive in exchange therefor, subject to any required withholding of Taxes, the Merger Consideration pursuant to the provisions of this Article III, and the Book-Entry Share or Certificate so surrendered shall forthwith be cancelled.  No interest shall be paid or accrued on the Merger Consideration payable to holders of Book-Entry Shares or Certificates.  If any Merger Consideration is to be paid to a Person other than a Person in whose name the Book-Entry Share or Certificate surrendered in exchange therefor is registered, it shall be a condition of such exchange that the Person requesting such exchange shall pay to the Paying Agent any transfer or other Taxes required by reason of payment of the Merger Consideration to a Person other than the registered holder of the Book Entry Share or Certificate surrendered, or shall establish to the reasonable satisfaction of the Paying Agent that such Tax has been paid or is not applicable.

(c) The Consideration Fund shall be invested by the Paying Agent as directed by the Surviving Corporation; provided that any such investments shall be in securities issued or directly and fully guaranteed or insured as to principal and interest by the United States government or any agency or instrumentality thereof and having maturities of not more than one month from the date of investment.  Earnings on the Consideration Fund shall be the sole and exclusive property of the Surviving Corporation and shall be paid to the Surviving Corporation.  No investment of the Consideration Fund shall relieve the Surviving Corporation or the Paying Agent from making the payments required by this Article III, and following any losses from any such investment, the Surviving Corporation shall promptly provide additional funds to the Paying Agent for the benefit of the holders of shares of Common Stock at the Effective Time in the amount of such losses, which additional funds shall be deemed to be part of the Consideration Fund.

(d) At the Effective Time, the share transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of the Common Stock that were outstanding immediately prior to the Effective Time.  If, after the Effective Time, Certificates or Book-Entry Shares are presented to the Surviving Corporation or the Paying Agent for any reason, they shall be cancelled and exchanged for the Merger Consideration with respect to the Common Stock formerly represented thereby pursuant to this Article III, except as otherwise provided by Law.

(e) Any portion of the Consideration Fund (including the proceeds of any investments thereof) that remains unclaimed by the former stockholders of the Company for one (1) year after the Effective Time shall be delivered to the Surviving Corporation.  Any holders of Certificates or Book-Entry Shares who have not theretofore complied with this Article III with respect to such Certificates or Book-Entry Shares shall thereafter look only to the Surviving Corporation for payment of their claim for Merger Consideration in respect thereof.

(f) Notwithstanding the foregoing, neither the Paying Agent, Parent, Sub, the Surviving Corporation or the Company, or any stockholder, partner, member, Representative or Affiliate thereof, shall be liable to any Person in respect of cash from the Consideration Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.  If any Certificate or Book-Entry Share shall not have been surrendered prior to the date on which any Merger Consideration in respect thereof would otherwise escheat to or become the property of any Governmental Entity, any such Merger Consideration in respect of such Certificate or Book-Entry Share shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, and any holder of such Certificate or Book-Entry Share who has not theretofore complied with this Article III with respect thereto shall thereafter look only to the Surviving Corporation for payment of its claim for Merger Consideration in respect thereof.

(g) If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact (such affidavit shall be in a form reasonably satisfactory to the Parent and the Paying Agent) by the Person claiming such Certificate to be lost, stolen or destroyed, and, if required by the Paying Agent, the posting by such Person of a bond in customary amount as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration to which such Person is entitled in respect of such Certificate pursuant to this Article III.

Section 3.3 Withholding Rights.  Each of Sub, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Common Stock such amounts as are required to be deducted or withheld therefrom under the Code or any provision of any other applicable Law.  To the extent that amounts are so deducted or withheld, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

Section 3.4 Equity-Based Awards.  Except as set forth in the Rollover Agreement or a Management Rollover Agreement, at and as of the Effective Time, each share of restricted stock subject to restricted stock awards granted under the Company Equity Plan and outstanding immediately before the Effective Time shall vest and become free of restrictions and be treated as a share of Common Stock eligible to receive the Merger Consideration, without interest, in the same manner as other shares of Common Stock under Section 3.1, except that the Merger Consideration paid to such holders of restricted stock will be subject to any required withholding Taxes and will be paid by the Surviving Corporation.  From and after the Effective Time, no holder of restricted stock shall have any rights in respect thereof other than to receive payment of the restricted stock in the form of the Merger Consideration as provided in this Section 3.4.

Section 3.5 Shares of Dissenting Stockholders.

(a) Notwithstanding any provision of this Agreement to the contrary, if required by the DGCL (but only to the extent required thereby), Shares that are issued and outstanding immediately prior to the Effective Time and that are held by a holder who has demanded and perfected such holder’s right to appraisal of such Shares in accordance with Section 262 of the DGCL (the “Dissenting Shares”) will not be converted into the right to receive the Merger Consideration, but such holder will be entitled to such rights as afforded under the DGCL with respect to such Dissenting Shares unless and until any such holder fails to perfect or effectively withdraws or loses its rights to appraisal and payment under the DGCL with respect to such Dissenting Shares or a court of competent jurisdiction determines that such holder is not entitled to the relief provided by Section 262 with respect to such Dissenting Shares.  The Surviving Corporation shall be entitled to retain any of the Merger Consideration not paid on account of the Dissenting Shares pending resolution of the claims of such holders, and the remaining holders of Common Stock shall not be entitled to any portion thereof.  If, after the Effective Time, any such holder fails to perfect or effectively withdraws or loses such appraisal right with respect to such Dissenting Shares, such Dissenting Shares will thereupon be treated as if they had been converted into and have become exchangeable for, at the Effective Time, the right to receive the Merger Consideration, without any interest thereon, the Surviving Corporation shall remain liable for payment of the Merger Consideration for such Shares, and the Surviving Corporation shall promptly provide cash to the Paying Agent for the benefit of the holders of shares of Common Stock at the Effective Time in an amount equal to the Merger Consideration multiplied by the number of such Dissenting Shares, and such Dissenting Shares shall no longer be deemed Dissenting Shares under this Agreement.

(b) The Company will give Parent (i) prompt notice of any demands received by the Company for appraisal of Shares, attempted withdrawals of such demands and any other instruments served pursuant to applicable Law that are received by the Company related to the stockholders’ rights of appraisal; and (ii) the opportunity to participate in and direct all negotiations and proceedings with respect to such notices and demands.  Prior to the Effective Time, the Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal, offer to settle or settle any such demands, or approve any withdrawal of any such demands.

ARTICLE IV.
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as (a) disclosed (i) in the corresponding schedule of the Company Disclosure Schedule or (ii) in or incorporated by reference in the Company SEC Reports, other than, in the case of this clause “(ii)”, (x) any disclosures set forth in any risk factor section thereof, (y) any disclosures set forth in any section relating to forward looking statements, and (z) any disclosures that are cautionary, predictive or forward looking in nature (it being understood that any matter disclosed in the Company Disclosure Schedule or in or incorporated by reference in such Company SEC Reports shall be deemed disclosed with respect to any schedule of the Company Disclosure Schedule to which the matter relates to the extent the relevance to each such schedule is reasonably apparent), or (b) Parent, Sub or any Designated Family Member otherwise has knowledge as of the date hereof, including in such member’s capacity as a director, officer or employee of any of the Acquired Corporations, the Company represents and warrants to Parent and Sub as follows:

Section 4.1 Organization.  Each of the Company and its Subsidiaries is a corporation or other entity duly organized, validly existing and (to the extent applicable) in good standing under the laws of the jurisdiction of its incorporation or organization and has the requisite entity power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority would not, individually or in the aggregate, have a Company Material Adverse Effect.  Each of the Company and its Subsidiaries is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions which recognize such concept) as a foreign corporation in each jurisdiction in which the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not, individually or in the aggregate, have a Company Material Adverse Effect.

Section 4.2 Capitalization.

(a) As of the date of this Agreement, the authorized capital stock of the Company consists of: (i) 30,000,000 shares of Common Stock, of which 15,409,112 shares have been issued and are outstanding; and (ii) 1,000,000 shares of Preferred Stock, of which no shares are issued and outstanding.  Other than 8,047,970 shares of Common Stock, the Company does not hold any shares of its capital stock in its treasury.  All of the outstanding shares of Common Stock have been duly authorized and validly issued, and are fully paid and nonassessable.  Except as set forth in the second sentence of this Section 4.2, none of the Acquired Corporations holds any shares of Common Stock or any rights to acquire shares of Common Stock.  None of the outstanding shares of Common Stock is entitled or subject to any preemptive right, right of participation, right of maintenance or any similar right.  None of the outstanding shares of Common Stock is subject to any right of first refusal in favor of any of the Acquired Corporations.  Other than the Voting Agreement, there is no Company Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or from granting any option or similar right with respect to), any shares of Common Stock.  None of the Acquired Corporations is under any obligation, or is bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding capital stock of the Company or other securities.

(b) As of the date of this Agreement: 1,227,633 restricted stock awards (“Restricted Stock Awards”) have been granted or issued and are outstanding, all of which have been so granted or issued under the Company Equity Plan.  As of the date of this Agreement: 100,769 shares of Common Stock are reserved for future issuance pursuant to the Employee Stock Purchase Plan.

(c) As of the date of this Agreement, no payroll deductions have been accumulated under the Employee Stock Purchase Plan and no offering/purchase periods are outstanding.

(d) Except as set forth in Section 4.2(b) herein, there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of any of the Acquired Corporations; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of any of the Acquired Corporations; or (iii) stockholder rights plan (or similar plan commonly referred to as a “poison pill”) or similar Contract under which any of the Acquired Corporations is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities.

Section 4.3 Authorization; Validity of Agreement; Company Action.  Assuming the accuracy of the representations in Section 5.7, the Company has the requisite corporate power and authority to execute and deliver this Agreement, and, subject to obtaining the Company Stockholder Approval, to consummate the Contemplated Transactions.  The execution, delivery and performance by the Company of this Agreement, and the consummation by the Company of the Contemplated Transactions, have been duly authorized by the Board.  Assuming the accuracy of the representations in Section 5.7, except for obtaining the Company Stockholder Approval and the filing and recordation of appropriate merger documents as required by the DGCL, no other corporate action on the part of the Company is necessary to authorize the execution and delivery by the Company of this Agreement and the consummation by it of the Contemplated Transactions.  This Agreement has been duly executed and delivered by the Company and, subject to the Company Stockholder Approval (assuming due and valid authorization, execution and delivery hereof by Parent and Sub and assuming the accuracy of the representations in Section 5.7), is a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as enforceability may be limited by the Enforceability Exceptions.

Section 4.4 Consents and Approvals; No Violation.

(a) Except for (i) compliance with the applicable requirements of the Securities Act and the Exchange Act, (ii) compliance with the rules and regulations of NASDAQ, (iii) the filing of the Certificate of Merger, (iv) compliance with any applicable foreign or state securities or “blue sky” laws, and (v) such filings, registrations, notifications, authorizations, consents or approvals the failure of which to make or obtain would not have a Company Material Adverse Effect, neither the execution, delivery or performance of this Agreement by the Company nor the consummation by the Company of the Contemplated Transactions will require on the part of the Company any filing or registration with, notification to, or authorization, consent or approval of any Governmental Entity.

(b) Assuming the consents, approvals, qualifications, orders, authorizations and filings referred to in Section 4.4(a) have been made or obtained, neither the execution, delivery or performance of this Agreement by the Company nor the consummation by the Company of the Contemplated Transactions will (i) violate any provision of the Organizational Documents (or equivalent organizational documents) of the Company or any of its Subsidiaries; (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound; or (iii) assuming the accuracy of the representations in Section 5.7, violate any Law applicable to the Company, any of its Subsidiaries or any of their properties or assets; except in the case of clauses “(ii)” and “(iii)” for such violations, breaches, defaults, terminations, cancellations or accelerations that would not have a Company Material Adverse Effect.

Section 4.5 SEC Reports; Internal Control.

(a) The Company has filed or furnished all reports and other documents with the SEC required to be filed or furnished by the Company since January 31, 2013 (such documents, together with any current reports filed during such period by the Company with the SEC on a voluntary basis on Form 8-K, the “Company SEC Reports”).  As of their respective filing dates, or, if amended prior to the date hereof, as of the date of the last such amendment, the Company SEC Reports (a) complied in all material respects with, to the extent in effect at the time of filing, the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and (b) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  Each of the financial statements (including the related notes, where applicable) of the Company included in the Company SEC Reports was prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) (except, in the case of unaudited statements, as permitted by the rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the respective dates thereof and the consolidated results of their operations and cash flows for the respective periods then ended, except as otherwise noted therein (subject, in the case of unaudited statements, to normal year-end adjustments and to any other adjustments described therein, including the notes thereto).

(b) The Company is, and has at all times been, in compliance in all material respects with: (i) the applicable rules and regulations of NASDAQ; and (ii) the applicable listing requirements of NASDAQ, and has not received any notice asserting any non-compliance with the rules and regulations of NASDAQ or the listing requirements of NASDAQ.

(c) The Company is not a party to or bound by (and since February 1, 2012, the Company has not been a party to or bound by) any securitization transaction or “off-balance sheet arrangement” (as defined in Item 303(c) of Regulation S-K promulgated by the SEC).

Section 4.6 Proxy Statement; Other Information.  Subject to the last sentence of this Section 4.6, the proxy statement (including the letter to stockholders, notice of meeting and form of proxy, the “Proxy Statement”) to be filed by the Company with the SEC in connection with seeking the adoption of this Agreement by the stockholders of the Company and the Transaction Statement on Schedule 13E-3 to be filed with the SEC with respect to the Merger (the “Schedule 13E-3”) will not, at the respective times when such are filed with the SEC or are first mailed to the stockholders of the Company, as the case may be, or at the time of the Company Meeting contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.  The Proxy Statement and the Schedule 13E-3 will each comply as to form in all material respects as of the date of its first use with the requirements of the Exchange Act.  No representation is made by the Company with respect to statements made in the Proxy Statement or the Schedule 13E-3 based on information supplied, or required to be supplied, by or on behalf of Parent, Sub or any of their Affiliates for inclusion or incorporation by reference therein.

Section 4.7 No Undisclosed Liabilities.  Except for (a) liabilities incurred in the ordinary course of business and consistent with past practices since January 31, 2015, (b) liabilities disclosed in or reflected or reserved against in the Company’s consolidated financial statements (or notes thereto) included in the Company SEC Reports, (c) liabilities arising in connection with the Contemplated Transactions or for performance of obligations under the express terms of existing contracts or applicable Law, (d) liabilities which have been discharged or paid in full in the ordinary course of business and consistent with past practices, (e) other liabilities that are otherwise the subject of any other representation or warranty contained in this Article IV, or (f) liabilities that would not, individually or in the aggregate, have a Company Material Adverse Effect, as of the date hereof, neither the Company nor any of its Subsidiaries has, or is responsible for performing or discharging, any accrued, contingent or other liabilities of any nature required to be reflected or reserved against in a consolidated balance sheet of the Company and its consolidated Subsidiaries prepared in accordance with GAAP as applied in preparing the consolidated balance sheet of the Company and its consolidated Subsidiaries included in the Company SEC Report, whether due or to become due, either matured or unmatured.

Section 4.8 Absence of Certain Changes.  Since January 31, 2015, except for actions or omissions taken by or at the direction of  Parent, Sub or any Designated Family Member, (a) the business of the Acquired Corporations has been carried on and conducted in the ordinary course of business consistent with past practices and (b) there has not been any Company Material Adverse Effect.

Section 4.9 Litigation; Orders.

(a) None of the Acquired Corporations is subject to any pending Legal Proceeding or, to the knowledge of the Company, threatened Legal Proceeding, except for matters which would not have a Company Material Adverse Effect.

(b) There is no Order to which any of the Acquired Corporations, or any of the assets owned or used by any of the Acquired Corporations, is subject that would have a Company Material Adverse Effect.  To the knowledge of the Company, no officer of any of the Acquired Corporations is subject to any Order that prohibits such officer from engaging in or continuing any conduct, activity or practice relating to the business of any of the Acquired Corporations, except for such Orders which would not, individually or in the aggregate, have a Company Material Adverse Effect.

Section 4.10 Compliance with Law.  Each of the Acquired Corporations is in compliance with, and has not been given notice of any violation of, applicable Laws, except for such violations as would not have a Company Material Adverse Effect.

Section 4.11 Taxes.

To the knowledge of the Company, and except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(a) Each of the Company and its Subsidiaries has (i) timely filed all material Tax Returns required to be filed by any of them (taking into account applicable extensions) and all such returns were true, correct and complete in all material respects when filed and (ii) paid or accrued (in accordance with GAAP) all material Taxes shown to be due on such Tax Returns;

(b) There are no material ongoing federal, state, local or foreign audits or examinations of any Tax Return of the Company or its Subsidiaries;

(c) There are no outstanding written requests, agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment of any material Taxes or material deficiencies against the Company or any of its Subsidiaries;

(d) Neither the Company nor any of its Subsidiaries is a party to any agreement providing for the allocation or sharing of Taxes other than any agreements between the Company or its Subsidiaries; and

(e) There are no material Liens for Taxes upon the assets of the Company or any of its Subsidiaries that are not provided for in the Company SEC Reports, except for Permitted Liens.

Section 4.12 Material Contracts.

(a) Each Company Material Contract is valid and in full force and effect, and is enforceable in accordance with its terms, except (i) as enforceability may be limited by the Enforceability Exceptions or (ii) for such failures to be valid and in full force and effect as would not have a Company Material Adverse Effect.

(b) (i) None of the Acquired Corporations has violated or breached in any material respect, or committed any default in any material respect under, any Company Material Contract and (ii) to the knowledge of the Company, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) would reasonably be expected to constitute a breach or default under any Company Material Contract by any of the Acquired Corporations, except, in each case, as would not have a Company Material Adverse Effect.

(c) To the knowledge of the Company, as of the date hereof, no Acquired Company has received notice in writing that any party to a Company Material Contract which is currently doing business with any Acquired Company intends to terminate or materially limit or restrict its relationship with the Acquired Companies.

Section 4.13 Intellectual Property.

To the knowledge of the Company, and except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(a) The Company and its Subsidiaries own or possess all necessary or required licenses or other necessary or required rights to use in the manner currently used, all patents, patent rights, trademarks (including common law trademark rights in program titles and other protectable elements), trademark rights, trade names, trade name rights, copyrights, domain names, service marks, service mark rights, applications to register, registrations for, and extension and reissues of, any of the foregoing, trade secrets, know-how and proprietary rights and information (the “Intellectual Property”) used in connection with the business of the Company and its subsidiaries as it is now being conducted (the “Company Intellectual Property”).  Neither the Company nor any of its Subsidiaries has received, in the past two (2) years, any written charge, complaint, claim, demand or notice challenging the validity of any of the Company Intellectual Property;

(b) The Company or one of its Subsidiaries is the sole and exclusive owner of all right, title and interest in and to, or has the valid right to use all Company Intellectual Property used or held for use in or necessary for the conduct of the business of the Company and its Subsidiaries as currently conducted and contemplated, free and clear of all Liens other than Permitted Liens.  As of the date hereof, no third party is infringing in any material respect a proprietary right in any Company Intellectual Property and the use of the Company Intellectual Property in connection with it and its Subsidiaries’ businesses as currently conducted does not materially infringe upon any Intellectual Property of any Person;

(c) All websites operated by the Company or any of its Subsidiaries and all data collection, including registration information, and marketing practices on the websites are operated in material compliance with all applicable Laws in effect as of the date hereof; and

(d) As of the date hereof, neither the Company nor any of its Subsidiaries has given or received any notice of material default or of any event which with the lapse of time would constitute a material default under any material Company Intellectual Property Agreement.  The consummation of the Contemplated Transactions would not be reasonably expected to result in the loss or impairment of any rights of the Company or any of its Subsidiaries under any material Company Intellectual Property Agreements.

Section 4.14 Real Property.

To the knowledge of the Company, and except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(a) The Company or a Subsidiary of the Company has good and marketable title to the Company Owned Real Property, free and clear of any Liens, other than (i) Permitted Liens and (ii) Liens, whether or not of record, as would not, individually or in the aggregate, materially and adversely impair the current uses or occupancy by the Company or a Subsidiary of the Company of any parcel of Company Owned Real Property.  With respect to each parcel of Company Owned Real Property, except as disclosed in the Company’s SEC Reports filed on or prior to the date hereof, and except as would not, individually or in the aggregate, materially and adversely impair the current uses or occupancy by the Company or a Subsidiary of the Company of such parcel of Company Owned Real Property, (x) neither the Company nor any Subsidiary of the Company has leased or otherwise granted to anyone the right to use or occupy such parcel of Company Owned Real Property or any portion thereof, (y) there are no outstanding options, rights of first offer or rights of first refusal to purchase any such parcel of Company Owned Real Property or any portion thereof or interest therein, and (z) there is no condemnation or other proceeding in eminent domain, or rezoning application or proceeding, pending or threatened, affecting any parcel of Company Owned Real Property; and

(b) Each of the leases (the “Company Leases”) under which the Company or any Subsidiary of the Company holds any Company Leased Real Property is in full force and effect and constitutes a valid and binding obligation of the Company or the applicable Subsidiary of the Company except that (i) enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (ii) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.  Neither the Company nor any Subsidiary of the Company is in default under any Company Lease, nor has any notice of default been received by the Company or any of its Subsidiaries.  The execution, delivery and performance of this Agreement by the Company does not, and the consummation of the Merger and the other Contemplated Transactions will not, constitute or result in any breach or violation of, or constitute a default (or an event which with notice or lapse of time or both would become a default), or give rise to any right of termination, cancellation, amendment or acceleration of, any Company Lease.

Section 4.15 Existing Credit Agreement; No Contractual Impediments to Drawdown.

(a) The Company has provided to Parent a true and complete copy of the Existing Credit Agreement.  The Existing Credit Agreement is valid and in full force and effect, and is enforceable in accordance with its terms, except as enforceability may be limited by the Enforceability Exceptions.  There is no continuing Default or Event of Default (as such terms are defined under the Existing Credit Agreement).  As of the date of this Agreement, none of the Acquired Corporations has received any notice or other written communication from the administrative agent or any lender under the Existing Credit Agreement regarding any Default or Event of Default (as such terms are defined in the Existing Credit Agreement).  As of the date of this Agreement, the Maximum Borrowing Amount, Total Outstandings and Excess Availability (as such terms are defined in the Existing Credit Agreement) are set forth in Section 4.15 to the Company Disclosure Schedule.

(b) Other than the Existing Credit Agreement (or any amendments thereto pursuant to the transactions contemplated by the Drawdown), none of the Company or any of its Subsidiaries is a party to any contract, agreement, indenture, arrangement or understanding that prohibits, restricts or otherwise limits the Company or any of its Subsidiaries from borrowing the funds under the Existing Credit Agreement as contemplated hereby or using such funds to pay the aggregate Merger Consideration and other payments required to be made by the Surviving Corporation at the Closing.

Section 4.16 Brokers or Finders.  No investment banker, broker, finder, consultant or intermediary other than Houlihan Lokey Capital, Inc. (the “Financial Advisor”), the fees and expenses of which will be paid by the Company, is entitled to any investment banking, brokerage, finder’s or similar fee or commission in connection with this Agreement or the Contemplated Transactions based upon arrangements made by or on behalf of the Company or any of its Subsidiaries.  The Company has disclosed to Parent all amounts payable to the Financial Advisor.

Section 4.17 Opinion of Financial Advisor.  The Special Committee has received the opinion of the Financial Advisor to the effect that, as of the date of such opinion and based upon and subject to the matters set forth in the opinion, the consideration to be received by the holders of the Unaffiliated Shares in the Merger pursuant to this Agreement is fair to such holders from a financial point of view.  A complete copy of the written opinion will be made available to Parent solely for informational purposes as soon as practicable after the date of this Agreement, it being agreed that such opinion may not be relied upon by Parent, Sub or any of their respective affiliates.

Section 4.18 Takeover Statutes.  Assuming the accuracy of the representations in Section 5.7, no further actions or votes are necessary to render the restrictions of any “fair price,” “moratorium,” “control share acquisition” or any other takeover or anti-takeover statute or similar federal or state Law, including the restrictions on “business combinations” set forth in Section 203 of the DGCL (collectively, “Takeover Statutes”), inapplicable to this Agreement or the Contemplated Transactions.

Section 4.19 Stockholder Approval.  Assuming the accuracy of the representations in Section 5.7, the only vote of stockholders of the Company required under the DGCL, the Organizational Documents of the Company and the rules and regulations of NASDAQ in order for the Company to validly perform its obligations under this Agreement is the adoption of this Agreement by the affirmative vote of a majority of the aggregate voting power of the issued and outstanding shares of Common Stock (the “Company Stockholder Approval”).  This Agreement also requires, as a condition to the Closing, that the holders of the majority of outstanding shares of Common Stock not beneficially owned by any member of the Purchaser Group or any Section 16 Officer of the Company shall have voted in favor of the adoption of this Agreement (the “Majority of the Minority Approval”).

ARTICLE V.
REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

Except as disclosed in the Parent Disclosure Schedule, Parent and Sub jointly and severally represent and warrant to the Company as follows:

Section 5.1 Organization.  Each of Parent and Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite entity power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority would not, individually or in the aggregate, have a Parent Material Adverse Effect.  Each of Parent and Sub is duly qualified or licensed to do business and in good standing (with respect to jurisdictions which recognize such concept) as a foreign corporation in each jurisdiction in which the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not, individually or in the aggregate, have a Parent Material Adverse Effect.

Section 5.2 Authorization; Validity of Agreement; Necessary Action.  Prior to the date hereof Parent, as the sole stockholder of Sub, duly executed and delivered a stockholder consent, effective as of immediately following execution of this Agreement, which, when effective, will duly adopt this Agreement (the “Sub Stockholder Consent”).  The Sub Stockholder Consent has not been revoked and is in full force and effect.  Each of Parent and Sub has the requisite power and authority to execute and deliver this Agreement and, upon effectiveness of the Sub Stockholder Consent, to consummate the Contemplated Transactions.  The execution, delivery and performance by Parent and Sub of this Agreement, and the consummation of the Contemplated Transactions, have been duly authorized by all necessary action on the part of Parent and Sub, subject to the effectiveness of the Sub Stockholder Consent, and no other action on the part of Parent or Sub is necessary to adopt this Agreement or to authorize the execution and delivery by Parent and Sub of this Agreement and the consummation by them of the Contemplated Transactions.  This Agreement has been duly executed and delivered by Parent and Sub, and assuming due and valid authorization, execution and delivery hereof by the Company, is a valid and binding obligation of each of Parent and Sub, enforceable against them in accordance with its terms, except as enforceability may be limited by the Enforceability Exceptions.

Section 5.3 Consents and Approvals; No Violations.

(a) Except for (i) compliance with the applicable requirements of the Securities Act and the Exchange Act, (ii) compliance with the rules and regulations of NASDAQ, (iii) the filing of the Certificate of Merger and (iv) compliance with any applicable foreign or state securities or “blue sky” laws, neither the execution, delivery or performance of this Agreement by Parent or Sub nor the consummation by Parent or Sub of the Contemplated Transactions will require on the part of Parent or Sub any filing or registration with, notification to, or authorization, consent or approval of, any Governmental Entity; except for such filings, registrations, notifications, authorizations, consents or approvals the failure of which to make or obtain would not have a Parent Material Adverse Effect.

(b) Neither the execution, delivery or performance of this Agreement by the Parent or Sub nor the consummation by the Parent or Sub of the Contemplated Transactions will (i) violate any provision of the certificate of incorporation or bylaws of Parent or Sub, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Parent or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound or (iii) assuming the effectiveness of the Sub Stockholder Consent, violate any Law applicable to Parent, any of its Subsidiaries or any of their properties or assets; except in the case of clauses “(ii)” and “(iii)” for such violations, breaches, defaults, terminations, cancellations or accelerations that would not have a Parent Material Adverse Effect.

Section 5.4 Proxy Statement; Other Information.  None of the information provided by Parent or Sub to be included in the Proxy Statement or Schedule 13E-3 will, at the respective times such are filed with the SEC or are first mailed to the stockholders of the Company, as the case may be, or at the time of the Company Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  The Schedule 13E-3 will comply as to form with respect to the information provided by Parent or Sub in all material respects as of the date of its first use with the requirements of the Exchange Act.

Section 5.5 Sub’s Operations.  Sub has not conducted any business prior to the date hereof and has, and prior to the Effective Time will have, no assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger and the other Contemplated Transactions.

Section 5.6 Brokers or Finders.  No investment banker, broker, finder, consultant or intermediary is entitled to any investment banking, brokerage, finder’s or similar fee or commission in connection with this Agreement or the Contemplated Transactions based upon arrangements made by or on behalf of Parent or any of its Subsidiaries.

Section 5.7 Share Ownership.  For purposes of this Section 5.7, terms in quotations have the meanings ascribed to them in Section 203 of the DGCL.  Except (and solely to the extent) Parent, Sub, or any member of the Purchaser Group, or any of their “affiliates” or “associates” (a) have continuously been an “interested stockholder” during the three (3) years prior to (and including) the date of this Agreement or (b) have become an “interested stockholder” solely as a result of this Agreement, the Rollover Agreement, a Management Rollover Agreement or the Voting Agreement, none of Parent, Sub, any member of the Purchaser Group, or any “affiliate” or “associate” of such Person is, or at any time during the three (3) years prior to (and including) the date of this Agreement has been, an “interested stockholder” of the Company.  None of Parent, Sub or any of their respective Affiliates or any other members of the Purchaser Group as of the date of this Agreement beneficially owns any Common Stock other than 8,879,940 Shares beneficially owned by such members of the Purchaser Group.

Section 5.8 Certain Contracts.  Parent has, on or prior to the date of this Agreement, delivered to the Company a true, correct and complete copy of the Rollover Agreement and the Voting Agreement.  As of the date hereof, other than the Rollover Agreement and the Voting Agreement, and as set forth on Schedule 5.8, there are no agreements, contracts, arrangements or understandings between Parent, Sub or any of their Affiliates on the one hand, and any of the Company’s or its Subsidiaries’ directors, officers, employees or stockholders, on the other hand, (a) that relate to the Contemplated Transactions, (b) pursuant to which any stockholder of the Company would be entitled to receive consideration with respect to the Contemplated Transactions of a different amount or nature than the Merger Consideration or (c) pursuant to which any stockholder of the Company has agreed to vote such stockholder’s shares to approve this Agreement or the Merger or has agreed to vote against any Superior Proposal.  Parent will only enter into a Management Rollover Agreement with one or more members of the Management Group.  Promptly after entering into a Management Rollover Agreement, Parent shall deliver copies of such Management Rollover Agreement to each of the Board and the Independent Committee.

Section 5.9 No Other Representations.  Each of Parent and Sub acknowledges and agrees, for themselves and each member of the Purchaser Group, that (a) except for the representations and warranties contained in Article IV, neither the Company or any Subsidiary of the Company nor any other Person acting on behalf of the Company or any such Subsidiary, makes any representation or warranty, express or implied, with respect to the Company or any Subsidiary or Affiliate thereof or with respect to any other information provided to Parent, Sub or any of their respective Affiliates or Representatives in connection with the Contemplated Transactions, including the accuracy or completeness thereof, nor is Parent, Sub or any member of the Purchaser Group relying thereon, and (b) neither the Company nor any other Person will have or be subject to any liability or indemnification obligation to Parent, Sub or any other Person resulting from the distribution or failure to distribute to Parent, Sub or any of their respective Affiliates, or Parent’s, Sub’s or any such Affiliate’s use of, any such information, or management presentations in expectation of the Contemplated Transactions, unless and solely to the extent any such information is expressly included in a representation or warranty contained in Article IV.

ARTICLE VI.
COVENANTS

Section 6.1 Interim Operations of the Company.  During the period from the date of this Agreement through the Closing or the date, if any, on which this Agreement is earlier terminated pursuant to Section 8.1 (the “Pre-Closing Period”), except (u) as may be required by Law, (w) with the prior written consent of Parent, (x) as required or specifically contemplated by this Agreement, (y) as set forth in Section 6.1 of the Company Disclosure Schedule or (z) with respect to actions or omissions taken by or at the direction of Parent, Sub or any Designated Family Member: (i) the Company shall ensure that the business and operations of the Acquired Corporations shall be conducted in the ordinary course of business and in accordance with past practices, and in compliance with all applicable Law and the requirements of all Company Material Contracts (including, without limitation, the Existing Credit Agreement, and all Loan Documents (as defined therein); and (ii) the Company shall use commercially reasonable efforts to ensure that each of the Acquired Corporations (A) preserves intact its current business organization, (B) preserves its existing relationships and goodwill with all customers, suppliers and others having significant business dealings with it and with all Governmental Entities, (C) keeps available the services of its current officers and other employees.  Without limiting the generality of the foregoing, except (u) as may be required by Law, (w) with the prior written consent of Parent (which consent, solely with respect to clauses (h) and (l) of this Section 6.1, shall not be unreasonably delayed, conditioned or withheld), (x) as required or specifically contemplated by this Agreement, (y) as set forth in Section 6.1 of the Company Disclosure Schedule or (z) with respect to actions or omissions taken by or at the direction of Parent, Sub or any Designated Family Member, including in such person’s capacity as a director, officer or employee of any of the Acquired Corporations, during the Pre-Closing Period, neither the Company nor any of its Subsidiaries will:

(a) issue, deliver, sell, grant, dispose of, pledge or otherwise encumber, or authorize or propose the issuance, sale, grant, disposition, pledge or other encumbrance of (i) any shares of capital stock of any class or any other ownership interest of the Company or any of its Subsidiaries, or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for any shares of capital stock or any other ownership interest of the Company or any of its Subsidiaries, or any rights, warrants, options, calls, commitments or any other agreements of any character to purchase or acquire any shares of capital stock or any other ownership interest of the Company or any of its Subsidiaries or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of capital stock or any other ownership interest of the Company or any of its Subsidiaries, or (ii) any other securities of the Company or any of its Subsidiaries in respect of, in lieu of, or in substitution for, Common Stock outstanding on the date hereof;

(b) redeem, purchase or otherwise acquire, or propose to redeem, purchase or otherwise acquire, any outstanding shares of capital stock or other securities of any Acquired Corporations;

(c) split, combine, subdivide or reclassify any Common Stock or declare, accrue, set aside for payment or pay any dividend in respect of any Common Stock or otherwise make any payments to stockholders in their capacity as such, except for dividends by a wholly owned Subsidiary of the Company or by Preferred Growth Properties, LLC in the ordinary course of business and consistent with past practices;

(d) acquire, sell, lease, license or dispose of any assets or right other than in the ordinary course of business and consistent with past practices;

(e) (i) incur, issue or assume any indebtedness or guarantee or otherwise become liable for any indebtedness (including increasing the indebtedness under Contracts in existence as of the date hereof), other than loans and letters of credit under the Existing Credit Agreement provided that Excess Availability (as defined in the Existing Credit Agreement) shall be greater than or equal to, (A) prior to the Drawdown Borrowing, the sum of (w) the Drawdown Amount, plus (x) the greater of (a) 30% of the Maximum Borrowing Amount (as such term is defined in the Existing Credit Agreement) or (b) $15 million, and (B) at the Drawdown Borrowing or thereafter, the greater of (y) 30% of the Maximum Borrowing Amount (as such term is defined in the Existing Credit Agreement) or (z) $15 million; (ii) make any loans, advances (other than expense advances made to directors or officers or other employees in the ordinary course of business and consistent with past practices) or capital contributions to, or investments in, any other Person, other than to the Company or any wholly owned Subsidiary of the Company; or (iii) sell or transfer, or create, assume or suffer to exist any Lien on, any accounts receivable (other than in the ordinary course of business and consistent with past practices);

(f) modify, amend, supplement or terminate, or waive any provision of, the Existing Credit Agreement or any other Loan Document (as defined in the Existing Credit Agreement);

(g) establish, adopt, enter into or amend any Benefit Plan, pay any bonus or make any profit-sharing or similar payment to, or increase the amount of the wages, salary, commissions, fringe benefits or other compensation (including equity-based compensation, whether payable in stock, cash or other property) or remuneration payable to, any of its directors or any of its officers, other than as required by Law or by written agreements in effect on or prior to the date of this Agreement with such person;

(h) enter into or become bound by, terminate or amend any Company Material Contract, other than in the ordinary course of business and consistent with past practices;

(i) change any of its accounting methods unless required by Law or GAAP;

(j) amend or permit the adoption of any amendment to the Organizational Documents or to the charter or other organizational documents of any of the other Acquired Corporations, or form any Subsidiary;

(k) (i) acquire any equity interest or other interest in any other Entity; or (ii) effect or become a party to any merger, consolidation, plan of arrangement, share exchange, business combination, amalgamation, recapitalization, reclassification of shares, stock split, reverse stock split, issuance of bonus shares, division or subdivision of shares, consolidation of shares or similar transaction;

(l) make any capital expenditure (except that the Acquired Corporations may make any capital expenditure that when added to all other capital expenditures made on behalf of the Acquired Corporations during the Pre-Closing Period does not exceed $9,300,000 in the aggregate);

(m) make any pledge of any of its assets or permit any of its assets to become subject to any Liens, except for Permitted Liens or Liens that do not materially detract from the value of such assets or materially impair the operations of any of the Acquired Corporations;

(n) (i) promote any employee or change any employee’s title except for employees having a title of Vice President or below in the ordinary course of business and consistent with past practices; or (ii) hire any employee or retain any individual independent contractor with annual target cash compensation in excess of $200,000;

(o) except in the ordinary course of business and consistent with past practices, make or change any material Tax election, adopt or change any material method of Tax accounting, file any material amended Tax Return, enter into any tax allocation agreement, tax sharing agreement, tax indemnity agreement relating to any material Tax, surrender the right to claim a material Tax refund, settle or compromise any claim, notice, audit report, or assessment in respect of any material Tax, consent to any waiver of the statute of limitations period applicable to any material Tax claim or assessment, or request any material Tax ruling;

(p) commence any Legal Proceeding, except (i) with respect to routine collection matters in the ordinary course of business and consistent with past practices, (ii) Legal Proceedings to enforce this Agreement or the Voting Agreement, (iii) Legal Proceedings in connection with this Agreement undertaken in accordance with Section 6.13, or (iv) Legal Proceedings in connection with the Voting Agreement;

(q) subject to Section 6.13, settle any Legal Proceeding or other material claim; or

(r) enter into any Contract to do any of the foregoing.

Anything to the contrary in this Section 6.1 notwithstanding, this Section 6.1 shall not limit the ability of (a) any Subsidiary of the Company that is not a Loan Party to make Restricted Payments to any Loan Party or to make or repay loans or advances to or otherwise transfer assets to or make Investments in the Company or any other Loan Party or (b) the Company or any other Loan Party to create, incur, assume or suffer to exist Liens on property of such Person for the benefit of the Secured Parties with respect to the Obligations or under the Loan Documents, in each case to the extent such limitation is prohibited by Section 6.09 of the Existing Credit Agreement as in effect on the date hereof.  Capitalized terms used but not defined in the immediately preceding sentence shall have the meanings ascribed to such terms in the Existing Credit Agreement as in effect on the date hereof.

Section 6.2 Access to Information.  During the Pre-Closing Period, upon reasonable notice, the Company shall (and shall cause the respective Representatives of the Acquired Corporations to): (a) provide Representatives of Parent reasonable access, in a manner not disruptive to the operations of the business of the Acquired Corporations, during normal business hours and upon reasonable notice throughout the Pre-Closing Period, to the properties, books, records, Tax Returns, work papers and other documents and information relating to the Acquired Corporations, (b) furnish promptly to such Representatives all information concerning the business, properties and personnel of the Acquired Corporations as may reasonably be requested (including all information regarding the amount and calculation of Maximum Borrowing Amount, Total Outstandings and Excess Availability (as such terms are defined in the Existing Credit Agreement) and any other financial ratio or other calculation described in the Existing Credit Agreement, and all related worksheets and other materials with respect to such matters), (c) promptly provide Parent with copies of any material notice, document or other communication sent by or on behalf of any of the Acquired Corporations to any party to the Existing Credit Agreement or sent to any of the Acquired Corporations by any party to the Existing Credit Agreement and (d) provide reasonable access to the Acquired Corporations’ Representatives and personnel, to the extent such individuals are not members of the Purchaser Group; provided that nothing herein shall require the Company or any of its Subsidiaries to disclose any information to Parent or Sub if such disclosure would, in the reasonable judgment of the Company, (i) cause significant competitive harm to the Company or its Subsidiaries if the transactions contemplated by this Agreement are not consummated, (ii) violate applicable Law or the provisions of any agreement to which the Company or any of its Subsidiaries is a party or (iii) jeopardize any attorney-client or other legal privilege.  Parent agrees that it will not, and will cause its Representatives not to, use any information obtained pursuant to this Section 6.2 for any competitive or other purpose unrelated to the consummation of the Contemplated Transactions.

Section 6.3 Acquisition Proposals.

(a) Subject to the provisions of this Section 6.3, and except for actions or omissions taken by or at the direction of Parent, Sub or any Designated Family Member, including in such person’s capacity as a director, officer or employee of any of the Acquired Corporations, during the Pre Closing Period, the Company and the other Acquired Corporations shall not, and the Company and the other Acquired Corporations shall instruct their respective Representatives not to, directly or indirectly:

(i) solicit or initiate, or knowingly induce, facilitate or encourage, the making, submission or announcement of any Acquisition Proposal or take any action that would reasonably be expected to lead to an Acquisition Proposal;

(ii) furnish any nonpublic information regarding any of the Acquired Corporations to any Person in connection with or in response to an Acquisition Proposal;

(iii) engage in discussions or negotiations with any Person with respect to any Acquisition Proposal;

(iv) approve, endorse or recommend any Acquisition Proposal;

(v) enter into any letter of intent or Contract contemplating or otherwise relating to any Acquisition Transaction (other than an Acceptable Confidentiality Agreement entered into in accordance with Section 6.3(b)); or

(vi) take any action that would render any of the restrictions of any of the Takeover Statutes inapplicable to any Person (other than Parent, Sub or any member of the Purchaser Group).

(b) Anything in this Agreement to the contrary notwithstanding, at any time prior to the receipt of the later of the Company Stockholder Approval and the Majority of the Minority Approval, (i) the Company may furnish nonpublic information regarding the Acquired Corporations to, and engage in discussions or negotiations with, any Person or group of Persons in response to an Acquisition Proposal submitted to the Company, the Board or any Independent Committee by such Person or group (and not withdrawn) that the Board or any Independent Committee concludes in good faith is or could reasonably be expected to result in a Superior Proposal if (A) such Acquisition Proposal did not result from a breach of this Section 6.3 (other than any such breach caused by Parent, Sub or any Designated Family Member); (B) the Board or any Independent Committee determines in good faith, after consultation with its outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties under applicable Law, (C) (x) prior to furnishing nonpublic information regarding the Acquired Corporations the Company receives from such Person or group of Persons an executed Acceptable Confidentiality Agreement and (y) subsequent to entering into discussions with such Person or group of Persons, the Company gives Parent written notice setting forth the identity of such Person or group of Persons, and the Company’s intention to furnish nonpublic information to, or enter into discussions with, such Person or group of Persons, and (D) concurrently with furnishing any such nonpublic information to such Person or group of Persons, the Company furnishes such nonpublic information to Parent (to the extent such nonpublic information has not been previously furnished by the Company to Parent); (ii) the Company (in accordance with Section 9.17) may waive any standstill provision of any confidentiality, standstill or similar agreement that would prohibit a Person or group of Persons from communicating an Acquisition Proposal to the Company, the Board or any Independent Committee if (A) any request for such waiver did not result from a breach of this Section 6.3 (other than any such breach caused by Parent, Sub or any Designated Family Member); (B) the Board or any Independent Committee determines in good faith, after consultation with its outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties under applicable Law, (C) prior to such waiver, the Company gives Parent written notice of the existence of such standstill provision and the identity of such Person or group of Persons subject to such standstill, and (D) concurrent with such waiver, the Company gives Parent written notice of such waiver; and (iii) following the receipt of an Acquisition Proposal, the Board or any Independent Committee may contact the Person or group of Persons who has made such Acquisition Proposal to clarify and understand the terms and conditions thereof.  Without limiting the generality of the foregoing, the Company (i) shall not permit any officer of the Company or authorize any Affiliate or Representative of any of the Acquired Corporations (other than any member of the Purchaser Group) to take any action inconsistent with any of the provisions set forth in the preceding sentence and (ii) acknowledges and agrees that any action inconsistent with any of the provisions set forth in the preceding sentence by a Representative of the Board or any Independent Committee shall be a breach of this Section 6.3 by the Company.

(c) At any time prior to the receipt of the later of the Company Stockholder Approval and the Majority of Minority Approval, if any Acquisition Proposal is made or submitted by any Person or group of Persons, then the Company shall promptly (and in no event later than one (1) Business Day after receipt of such Acquisition Proposal) advise Parent orally and in writing of such Acquisition Proposal (including the identity of the Person or group of Persons making or submitting such Acquisition Proposal, and the terms thereof).  The Company shall keep Parent promptly and reasonably informed with respect to (i) the status of any such Acquisition Proposal and (ii) the status and terms of any modification or proposed modification thereto.

(d) The Company shall immediately cease and cause to be terminated any discussions existing as of the date hereof with any Person or group of Persons that relate to any Acquisition Proposal.

(e) Subject to Section 6.3(b), the Company agrees not to release or permit the release of any Person or group of Persons from, or to waive or permit the waiver of any confidentiality, non-solicitation, or no hire provision in any Contract with respect to an Acquisition Proposal to which any of the Acquired Corporations is a party or under which any of the Acquired Corporations has any rights (including any Acceptable Confidentiality Agreement entered into during the Pre-Closing Period), and will cause each such agreement to be enforced to the extent requested by Parent.  The Company also shall promptly request each Person or group of Persons that has executed a confidentiality or similar agreement in connection with its consideration of a possible Acquisition Transaction or a possible equity investment in any Acquired Corporation from January 1, 2012 to the date hereof to return to the Acquired Corporations all confidential information heretofore furnished to such Person or group of Persons by or on behalf of any of the Acquired Corporations.

(f) During the Pre-Closing Period, neither the Company nor the Board (in accordance with Section 9.17) nor any committee thereof shall (i) withhold, withdraw, amend, qualify or modify, in a manner adverse to Parent or Sub, or propose publicly to withhold, withdraw, amend, qualify or modify, in a manner adverse to Parent or Sub, the Company Recommendation, (ii) adopt, approve or recommend, or publicly propose to adopt, approve or recommend, or publicly take a neutral position or no position with respect to, any Acquisition Proposal, (iii) fail to include the Company Recommendation in the Proxy Statement or fail to recommend against any Acquisition Proposal subject to Regulation 14D under the Exchange Act in any solicitation or recommendation statement on Schedule 14D-9 as promptly as practicable after the commencement of such Acquisition Proposal (but in any event within five (5) Business Days following such commencement) or (iv) following receipt of an Acquisition Proposal, fail to reaffirm its approval or recommendation of this Agreement and the Merger within five (5) Business Days after receipt of any reasonable request to do so from Parent (any of the actions or events described in clauses “(i)” through “(iv)”, a “Change in Recommendation”).  Notwithstanding anything in this Agreement to the contrary, at any time prior to the receipt of the later of the Company Stockholder Approval and the Majority of the Minority Approval, if (A) in response to an Intervening Event, the Board or any Independent Committee determines in good faith, after consultation with its outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties under applicable Law, or (B) in response to the receipt by the Company of an Acquisition Proposal, the Board or any Independent Committee determines in good faith, after consultation with its financial advisor and outside legal counsel, that such Acquisition Proposal constitutes a Superior Proposal (a “Superior Proposal Determination”) and that the failure to take such action would be inconsistent with its fiduciary duties under applicable Law, the Board or any Independent Committee may make a Change in Recommendation in respect of such Intervening Event or such Superior Proposal, as the case may be.  The Board or any Independent Committee may make a Change in Recommendation only if (i) the Board or any Independent Committee has notified Parent in writing of its intent to take such action (any such notice, a “Change in Recommendation Notice”), which notice shall, if delivered in connection with a (A) Superior Proposal, contain the identity of the Person making the Superior Proposal, specify the material terms of the Superior Proposal and contain a copy of the material documents and/or agreements providing for the Superior Proposal or (B) Intervening Event, contain a reasonably detailed description of such Intervening Event; provided that it is agreed that the provision of such Change in Recommendation Notice to Parent, in each case, shall not constitute a Change in Recommendation; (ii) the Company shall, and shall cause its Representatives to, for a period of at least five (5) calendar days following receipt by Parent of the Change in Recommendation Notice (such time period, the “Notice Period”), negotiate with Parent and any Representative of Parent in good faith (to the extent Parent desires to negotiate) to permit Parent to propose amendments to the terms and conditions of this Agreement and the Contemplated Transactions (a “Parent Proposal”); (iii) on the date that is no later than two (2) Business Days immediately following the Notice Period, and taking into account any Parent Proposal received during the Notice Period, the Board or any Independent Committee shall have considered in good faith such Parent Proposal, if any, and shall have determined, in respect of such Superior Proposal, that the Superior Proposal would continue to constitute a Superior Proposal or, in respect of such Intervening Event, the failure to make a Change in Recommendation with respect to such Intervening Event would continue to be inconsistent with its fiduciary duties under applicable Law, if the revisions proposed in such Parent Proposal, if any, were to be given effect; and (iv) such Superior Proposal did not result from a breach of this Section 6.3 (other than any such breach caused by Parent, Sub or any Designated Family Member).  The Company acknowledges and agrees that, in connection with a Change in Recommendation Notice delivered in connection with an Acquisition Proposal that is determined to be a Superior Proposal, each successive material modification to the financial terms of such Acquisition Proposal shall be deemed to constitute a new Acquisition Proposal for purposes of this Section 6.3(f) and shall trigger a new Notice Period, except that the Notice Period shall be at least three (3) calendar days (rather than the five (5) calendar days otherwise contemplated by clause “(ii)” above).

(g) Nothing contained in this Agreement shall prohibit the Company or the Board or any committee thereof from (i) making any disclosure to the Company’s stockholders with regard to the Contemplated Transactions or an Acquisition Proposal that the Board or any committee thereof has determined in good faith, after consultation with outside legal counsel, that the failure to do so would be reasonably likely to violate U.S. federal or state securities laws or other applicable Law or would be inconsistent with the Board’s fiduciary duties under applicable Law, (ii) taking and disclosing to the Company’s stockholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act with respect to an Acquisition Proposal (or any similar communication to its stockholders in connection with the making or amendment of a tender offer or exchange offer) or (iii) issuing a “stop, look and listen” statement or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act; provided that compliance by the Company or the Board with such obligations shall not relieve the Company of any of its obligations under the provisions of this Section 6.3.  For the avoidance of doubt, none of the Company, the Board or any committee thereof shall effect a Change in Recommendation except in accordance with and in compliance with the terms of Section 6.3(f).

Section 6.4 Publicity.  The initial press release by each of Parent and the Company with respect to the execution of this Agreement shall be reasonably acceptable to Parent and the Company.  Neither the Company nor Parent (nor any of their respective Affiliates) shall issue any other press release or make any other public announcement with respect to this Agreement or the Contemplated Transactions without the prior agreement of the other party, except (a) as may be required by Law or by any listing agreement with a national securities exchange, in which case the party proposing to issue such press release or make such public announcement shall use its reasonable best efforts to consult in good faith with the other party before making any such public announcements, (b) that the Company shall not be required to obtain the prior agreement of Parent or Sub in connection with the receipt and existence of an Acquisition Proposal and matters related thereto or a Change in Recommendation, and (c) the Company may otherwise communicate in the ordinary course with its employees, customers, suppliers and vendors as it deems appropriate.

Section 6.5 Directors’ and Officers’ Insurance and Indemnification.  Parent shall, and shall cause the Surviving Corporation, and the Surviving Corporation hereby agrees, to do the following:

(a) From and after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, and the Surviving Corporation shall, indemnify and hold harmless, and provide advancement of expenses to, the present and former officers and directors of the Company and its Subsidiaries (each, an “Indemnified Party”) in respect of acts or omissions in their capacity as an officer or director of the Company or any of its Subsidiaries or any of their respective predecessors or as an officer, director, employee, fiduciary or agent of another enterprise if the Indemnified Party was serving in such capacity at the request of the Company or any of its Subsidiaries or any of their respective predecessors, in any case occurring at or prior to the Effective Time to the fullest extent permitted by the DGCL or any other applicable Law or provided under the certificate of incorporation, bylaws, any indemnification agreements and any other governing documents of the Company and its Subsidiaries in effect on the date hereof.  In the event of any threatened or pending claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative and whether formal or informal (each, a “Proceeding”) to which an Indemnified Party is, has been or becomes a party or with respect to which an Indemnified Party is, has been or becomes otherwise involved (including as a witness), arising in whole or in part out of, or pertaining in whole or in part to, the fact that the Indemnified Party is or was an officer or director of the Company or any of its Subsidiaries or any of their respective predecessors or is or was serving at the request of the Company or any of its Subsidiaries or any of their respective predecessors as an officer, director, employee, fiduciary or agent of another enterprise (including any Proceeding arising out of or pertaining to matters occurring or existing or alleged to have occurred or existed, or acts or omissions occurring or alleged to have occurred, at or prior to the Effective Time, or arising out of or pertaining to this Agreement and the transactions and actions contemplated hereby), (i) Parent shall, and shall cause the Surviving Corporation to, and the Surviving Corporation shall, advance fees, costs and expenses (including reasonable attorney’s fees and disbursements) incurred by each Indemnified Party in connection with and prior to the final disposition of such Proceedings, such fees, costs and expenses (including reasonable attorney’s fees and disbursements) to be advanced within twenty (20) Business Days of receipt by Parent from the Indemnified Party of a request therefor, provided that such Indemnified Party delivers an undertaking to the Surviving Corporation, agreeing to repay such advanced fees, costs and expenses if it is determined by a court of competent jurisdiction in a final nonappealable order that such Indemnified Party was not entitled to indemnification with respect to such fees, costs and expenses, and (ii) neither Parent nor the Surviving Corporation shall settle, compromise or consent to the entry of any judgment in any Proceeding in which indemnification could be sought by such Indemnified Party hereunder, unless such settlement, compromise or consent includes an unconditional release of such Indemnified Party from all liability arising out of such Proceeding or such Indemnified Party otherwise consents in writing.  If any claim for indemnification is asserted or made by any Indemnified Party pursuant to this Section 6.5, any determination required to be made with respect to whether such Indemnified Party’s conduct complies with the standards under the DGCL, the certificate of incorporation of the Surviving Corporation or any Subsidiary, other applicable Law or any applicable indemnification agreement shall be made by independent legal counsel selected by such Indemnified Party that is reasonably acceptable to the Surviving Corporation.  If any Proceeding is brought against any Indemnified Party in which indemnification could be sought by such Indemnified Party under this Section 6.5, (A) the Surviving Corporation shall have the right to control the defense thereof after the Effective Time, (B) each Indemnified Party shall be entitled to retain his or her own counsel in connection with such Proceeding, and (C) no Indemnified Party shall be liable for any settlement effected without his or her prior express written consent.  Neither Parent nor the Surviving Corporation shall be liable for any settlement, compromise or consent to the entry of judgment or termination unless such settlement, compromise or consent is approved in writing in advance by the Surviving Corporation.

(b) From and after the Effective Time, Parent shall cause to be maintained in effect all provisions in the Surviving Corporation’s certificate of incorporation and bylaws (or in such documents of any successor to the business of the Surviving Corporation) and in the certificate of incorporation, bylaws and other governing documents of the Company’s Subsidiaries regarding (i) elimination of liability of directors, (ii) indemnification of officers, directors and employees and (iii) advancement of expenses, in each case, that are no less advantageous to the intended beneficiaries than the corresponding provisions in existence on the date of this Agreement.

(c) Prior to the Effective Time, the Company will obtain and fully pay the premium for the non-cancellable extension of the directors’ and officers’ liability coverage of the Company’s existing directors’ and officers’ insurance policies and the Company’s existing fiduciary liability insurance policies (collectively, “D&O Insurance”), in each case for a claims reporting or discovery period ending six years from and after the Effective Time with respect to any claim related to any period of time at or prior to the Effective Time, from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to D&O Insurance, with terms, conditions, retentions and limits of liability that are no less favorable to the Indemnified Parties than the coverage provided under the Company’s existing policies with respect to any actual or alleged error, misstatement, misleading statement, act, omission, neglect, breach of duty or any matter claimed against a director or officer of the Company or any of its Subsidiaries by reason of him or her serving in such capacity that existed or occurred at or prior to the Effective Time (including in connection with this Agreement or the Contemplated Transactions); provided that the maximum aggregate premium for such policies shall not be in excess of 250% of the amount the Company paid for its D&O Insurance in its last full fiscal year; provided, further, that if the premiums of such “tail” policy exceed such amount, the Company will obtain such a “tail” policy with the greatest coverage available, with respect to matters occurring prior to the Effective Time, for a cost not exceeding such amount.  If the Company does not obtain such “tail” insurance policies as of the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, continue to maintain in effect, for a period of at least six years from and after the Effective Time, the D&O Insurance in place as of the date hereof with the Company’s current insurance carrier or with an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to D&O Insurance with terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under the Company’s existing policies as of the date hereof, or the Surviving Corporation shall purchase from the Company’s current insurance carrier or from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to D&O Insurance comparable D&O Insurance for such six-year period with terms, conditions, retentions and limits of liability that are no less favorable to the Indemnified Parties than as provided in the Company’s existing policies as of the date hereof; provided that in no event shall Parent or the Surviving Corporation be required to expend for such policies pursuant to this sentence an annual premium amount in excess of 250% of the amount per annum the Company paid for its D&O Insurance in its last full fiscal year; and provided, further, that if the premiums of such insurance coverage exceed such amount, the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available, with respect to matters occurring prior to the Effective Time, for a cost not exceeding such amount.

(d) If Parent, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 6.5.

(e) The provisions of this Section 6.5 shall survive consummation of the Merger and are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party referred to in this Section 6.5 and his or her heirs and representatives, and are in addition to, and not in substitution for, any other rights that any such person may have under the certificate of incorporation, bylaws or other governing documents of the Company or any of its Subsidiaries, under the DGCL or any other applicable Law or under any agreement of any Indemnified Party with the Company or any of its Subsidiaries or otherwise.

Section 6.6 SEC Filings; Other Actions.

(a) As promptly as practicable following the date of this Agreement, the Company will prepare the Proxy Statement, and the Company and Parent will prepare the Schedule 13E-3.  Parent and the Company will cooperate with each other in connection with the preparation of the foregoing documents.  The Company will use its reasonable best efforts to have the Proxy Statement, and Parent and the Company will use their reasonable best efforts to have the Schedule 13E-3, cleared by the SEC as promptly as practicable after such filing.  The Company will use its reasonable best efforts to cause the Proxy Statement to be mailed to the Company’s stockholders as promptly as practicable after the later of (i) the date the Proxy Statement is cleared by the SEC or (ii) the date the Board receives a favorable Solvency Opinion from the Valuation Firm.  The Company will as promptly as practicable notify Parent of the receipt of any oral or written comments from the SEC relating to the Proxy Statement.  The Company will cooperate and provide Parent with a reasonable opportunity to review and comment on the draft of the Proxy Statement (including each amendment or supplement thereto), and Parent and the Company will cooperate and provide each other with a reasonable opportunity to review and comment in good faith on the draft Schedule 13E-3 (including each amendment or supplement thereto) and all responses to requests for additional information by and replies to comments of the SEC, prior to filing such with or sending such to the SEC, and Parent and the Company will provide each other with copies of all such filings made and correspondence with the SEC with respect thereto.  Notwithstanding the foregoing, the Company assumes no responsibility with respect to information supplied in writing by or on behalf of Parent or Sub for inclusion or incorporation by reference in the Proxy Statement.  If at any time prior to the Company Meeting, any information should be discovered by any party which should be set forth in an amendment or supplement to the Proxy Statement or the Schedule 13E-3 so that the Proxy Statement or the Schedule 13E-3 would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, the party which discovers such information will promptly notify the other parties and, to the extent required by applicable Law, an appropriate amendment or supplement describing such information shall be promptly filed by the appropriate party with the SEC and disseminated by the Company to the stockholders of the Company.

(b) Subject to the other provisions of this Agreement, the Company shall (i) take all action required under the DGCL and its Organizational Documents to duly call, give notice of, convene and hold a meeting of its stockholders promptly following the mailing of the Proxy Statement for the purpose of obtaining the Company Stockholder Approval and the Majority of the Minority Approval (the “Company Meeting”), with the record date and meeting date of the Company Meeting to be mutually agreed by the Company and Parent, and (ii) subject to a Change in Recommendation in accordance with Section 6.3, use all reasonable efforts to solicit from its stockholders proxies in favor of the adoption of this Agreement and approval of the Contemplated Transactions.  Within fifteen (15) Business Days after the date of this Agreement (and thereafter, upon the reasonable request of Parent made not more than one time every two (2) weeks), the Company shall conduct a “broker search” in accordance with Rule 14a-13 of the Exchange Act for a record date for the Company Meeting that is twenty (20) Business Days after the date of such “broker search”.  Notwithstanding anything to the contrary contained in this Agreement, the Company may, and at the direction of Parent the Company will, adjourn or postpone the Company Meeting if and to the extent any Independent Committee or Parent, as the case may be, determines in good faith (i) such adjournment or postponement is necessary to ensure that any supplement or amendment to the Proxy Statement that is required by applicable Law is timely provided to the Company’s stockholders, or (ii) additional time is required to solicit proxies in favor of the adoption of this Agreement.

Section 6.7 Reasonable Best Efforts.

(a) Upon the terms and subject to the conditions set forth in this Agreement, the Company and Parent shall each use their reasonable best efforts to promptly (i) take, or to cause to be taken, all actions, and to do, or to cause to be done, and to assist and cooperate with the other parties in doing all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the Contemplated Transactions; (ii) obtain from any Governmental Entities any actions, non-actions, clearances, waivers, consents, approvals, permits or orders required to be obtained by the Company, Parent or any of their respective Subsidiaries in connection with the authorization, execution, delivery and performance of this Agreement and the consummation of the Contemplated Transactions; (iii) make all registrations, filings, notifications or submissions which are necessary or advisable, and thereafter make any other required submissions, with respect to this Agreement and the Merger required under (A) any applicable federal or state securities laws and (B) any other applicable Law; provided, that the Company and Parent will cooperate with each other in connection with the making of all such filings, including providing copies of all such filings and attachments to outside counsel for the non-filing party and including the timing of the initial filings; (iv) furnish all information required for any application or other filing to be made pursuant to any applicable Law in connection with the Contemplated Transactions; (v) keep the other party promptly (and in any event within two (2) Business Days) informed in all material respects of any material communication received by such party from, or given by such party to, any Governmental Entity and of any material communication received or given in connection with any proceeding by a private party, in each case relating to the Contemplated Transactions; (vi) permit the other parties to review any material communication (and considering the other party’s reasonable comments thereto) delivered to, and consulting with the other party in advance of any meeting or conference with, any Governmental Entity relating to the Contemplated Transactions or in connection with any proceeding by a private party relating thereto, and giving the other party the opportunity to attend and participate in such meetings and conferences (to the extent permitted by such Governmental Entity or private party); (vii) avoid the entry of, or have vacated or terminated, any decree, order, or judgment that would restrain, prevent or delay the consummation of the Contemplated Transactions, including defending any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Contemplated Transactions; and (viii) execute and deliver any additional instruments necessary to consummate the Contemplated Transactions; provided, (Y) that in no event shall the Company or any of its Subsidiaries, prior to the Effective Time, pay or agree to pay any fee, penalty or other consideration to any third party for any consent or approval required for the consummation of the Contemplated Transactions under any Contract (except to the extent of the amount of any fee or other consideration set forth in such Contract, except for ordinary course fees or other consideration which are not material in amount); and (Z) that in obtaining consent or approval from any Person (other than a Governmental Entity) with respect to the Contemplated Transactions, (I) without the prior written consent of Parent, none of the Acquired Corporations shall pay or commit to pay any amount to any Person or incur any liability or other obligation and (II) neither Parent nor Sub shall be required to pay or commit to pay any amount or incur any liability or obligation.

(b) No party to this Agreement shall consent to any voluntary delay of the consummation of the Contemplated Transactions at the behest of any Governmental Entity without the consent of the other parties to this Agreement, which consent shall not be unreasonably delayed, conditioned or withheld.  Notwithstanding anything in this Agreement to the contrary, unless required by Law or any Governmental Entity, materials provided pursuant to this Section 6.7 may be redacted (i) to remove references concerning the valuation of the business of the Company and its Subsidiaries, (ii) as necessary to comply with contractual arrangements and (iii) as necessary to address reasonable privilege or confidentiality concerns.

Section 6.8 Drawdown.  In the event that all the conditions contained in Article VII (other than Section 7.1(e) and Section 7.2(b) with respect to the performance of the Company’s obligations under this Section 6.8 and any conditions that by their nature are to be satisfied at Closing) have been satisfied or waived in accordance with the terms and conditions of Article VII, then, subject to the terms and conditions of the Existing Credit Agreement, the Company shall, and shall cause its Subsidiaries to, take all necessary action, and execute and deliver all necessary documents and certificates, to borrow sufficient funds under the Existing Credit Agreement and to distribute such funds to the Company, to fund the aggregate Merger Consideration and other payments required to be made by the Surviving Corporation at the Closing in connection with the Contemplated Transactions (such borrowing, the “Drawdown Borrowing”, and, together with such distribution, the “Drawdown”).

Section 6.9 Sub and Surviving Corporation.  Parent will take all actions necessary to (a) cause Sub and the Surviving Corporation, to perform promptly their respective obligations under this Agreement, (b) cause Sub to commence and consummate the Merger on the terms and conditions set forth in this Agreement and (c) ensure that, prior to the Effective Time, Sub shall not conduct any business, make any investments or incur or guarantee any indebtedness, other than pursuant to the Rollover Agreement or any Management Rollover Agreement.

Section 6.10 Section 16 Matters.  Prior to the Effective Time, the Board, or an appropriate committee of non-employee directors thereof, shall adopt a resolution consistent with the interpretive guidance of the SEC so that the disposition by any officer or director of the Company who is a covered person of the Company for purposes of Section 16 of the Exchange Act (“Section 16”) of Common Stock or other securities under the Company Equity Plan pursuant to this Agreement in connection with the Contemplated Transactions shall be an exempt transaction for purposes of Section 16.

Section 6.11 Takeover Statutes.  If the restrictions of any Takeover Statutes become or are deemed to be applicable to the Company, Parent, Sub, or the Contemplated Transactions, then each of the Company, Parent, Sub, and their respective board of directors shall use their reasonable best efforts to grant such approvals and take such actions as are necessary so that the Contemplated Transactions may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to render the restrictions of such Takeover Statute inapplicable to the foregoing.

Section 6.12 Stock Exchange De-listing.  Each of the Company and Parent shall take such actions reasonably required to cause the Shares to be de-listed from NASDAQ and de-registered under the Exchange Act as soon as practicable following the Effective Time.

Section 6.13 Stockholder Litigation.  Each party to this Agreement shall give the other parties to this Agreement the opportunity to participate in the defense or settlement of any stockholder litigation against any party and/or its respective directors relating to the Contemplated Transactions, whether commenced prior to or after the execution and delivery of this Agreement.  The Company agrees that it shall not settle or offer to settle any litigation commenced prior to or after the date hereof against the Company or any of its directors or officers by any stockholder of the Company relating to this Agreement, the Merger, any other Contemplated Transaction or otherwise, where such settlement would impose obligations (monetary or otherwise) on the Company or the Surviving Corporation without the prior written consent of Parent.

Section 6.14 Certain Contracts.  Without the prior written consent of any Independent Committee, Parent and Sub shall not, and shall use reasonable best efforts to cause the members of the Purchaser Group not to (a) amend the Rollover Agreement, the Voting Agreement, or (once executed) any Management Rollover Agreement, or waive any provisions thereof, (b) enter into any side letters or other oral or written agreements or understandings with any of the Company’s or its Subsidiaries’ directors, officers, employees or stockholders (other than the Voting Agreement or, prior to the date that is fifteen (15) days after the date hereof, any Management Rollover Agreement) (i) that relate to the Contemplated Transactions, (ii) pursuant to which any stockholder of the Company would be entitled to receive consideration of a different amount or nature than the Merger Consideration or (iii) pursuant to which any stockholder of the Company will agree to vote to approve this Agreement or the Merger or against any Superior Proposal, or (c) enter into or modify any Contract (i) which would, individually or in the aggregate, prevent or materially delay the ability of Parent or Sub to consummate the Merger and the other Contemplated Transactions or (ii) which would prevent or materially impair the ability of any management member, director or stockholder of the Company or any of their respective Affiliates, with respect to any Acquisition Proposal the Company may receive, from taking any of the actions described in Section 6.3 to the extent such actions are permitted to be taken by the Company thereunder.

Section 6.15 Special Committee.  Prior to the Effective Time, without the consent of the Special Committee, (a) the Board shall not eliminate the Special Committee, or revoke or diminish the authority of the Special Committee, and (b) Parent and Sub shall not, and shall cause each member of the Purchaser Group not to, remove or cause the removal of any director of the Board that is a member of the Special Committee either as a member of the Board or such Special Committee.

Section 6.16 Solvency Opinion.  The Company, at the direction of an Independent Committee, shall retain an independent appraisal or valuation firm (the “Valuation Firm”) for purposes of obtaining from such firm a favorable Solvency Opinion.  Subject to the ability of the Valuation Firm to deliver a favorable Solvency Opinion to the Board following the completion of the Valuation Firm’s review and analysis of the relevant facts, the Company shall obtain such Solvency Opinion from the Valuation Firm before mailing the Proxy Statement, and shall obtain a bring-down as to the continued effectiveness of such Solvency Opinion from the Valuation Firm at Closing.

Section 6.17 Knowledge of Inaccuracies and Certain Breaches.  Parent shall not have any right to (a) rely on the failure of a condition in Section 7.2(a) or terminate this Agreement under Section 8.1(d) or claim any damage or seek any other remedy at Law or in equity for any breach of or inaccuracy in any representation or warranty made by the Company in Article IV to the extent Parent or a Designated Family Member including in such person’s capacity as a director, officer or employee of any Acquired Corporation, had knowledge of any facts or circumstances that constitute or give rise to such breach of or inaccuracy in such representation or warranty as of the date hereof, or (b) rely on the failure of a condition set forth in Section 7.1(c) or Section 7.2(b) or terminate this Agreement under Section 8.1(d) or claim any damage or seek any other remedy at Law or in equity in connection with any action that Parent, Sub or any Designated Family Member caused the Company to take or omit from taking.

ARTICLE VII.
CONDITIONS TO THE MERGER

Section 7.1 Conditions to Each Party’s Obligation to Effect the Merger.  The obligations of the Company, on the one hand, and Parent and Sub, on the other hand, to consummate the Merger are subject to the satisfaction (or mutual waiver by the Company, Parent and Sub, if permissible under applicable Law; provided that the condition in Section 7.1(a) cannot be waived by any Person, including the Company, Parent or Sub, in any circumstance) of the following conditions:

(a) the Majority of the Minority Approval shall have been obtained;

(b) the Company Stockholder Approval shall have been obtained;

(c) no Governmental Entity in the United States having jurisdiction over the Company, Parent or Sub shall have issued an order, decree or ruling or taken any other action enjoining or otherwise prohibiting consummation of the Merger substantially on the terms contemplated by this Agreement that continues to be in effect;

(d) prior to the mailing of the Proxy Statement, the Board shall have received a favorable Solvency Opinion from the Valuation Firm, and at the Closing, the Board shall have received a bring-down as to the continued effectiveness of the Solvency Opinion from the Valuation Firm; and

(e) the Company shall have received the funding from the Drawdown, in an amount sufficient to fund the aggregate Merger Consideration and other payments to be made by the Surviving Corporation at the Closing in connection with the Contemplated Transactions.

Section 7.2 Conditions to Parent’s and Sub’s Obligations to Effect the Merger.  The obligations of Parent and Sub to effect the merger are subject to the satisfaction (or waiver by the Parent and Sub) of the following conditions:

(a) (i) the representations and warranties of the Company contained in Section 4.2 (Capitalization), Section 4.3 (Authorization; Validity of Agreement; Company Action) and Section 4.18 (Takeover Statutes) of this Agreement shall be true and accurate in all material respects as of the date hereof and as of the Closing Date as though made on the Closing Date (other than to the extent any such representation and warranty addresses matters only as of a particular date or only with respect to a specific period of time which representation and warranty needs only be true and accurate as of such date or with respect to such period); (ii) the representation and warranty of the Company contained in clause “(b)” of Section 4.8 (Absence of Certain Changes) of this Agreement shall be true and accurate as of the date hereof and as of the Closing Date as though made on the Closing Date; (iii) all other representations and warranties of the Company set forth in this Agreement shall be true and accurate as of the date hereof and shall be true and accurate (without giving effect to any limitation as to “materiality” or Company Material Adverse Effect) as of the Closing Date as though made on the Closing Date (other than those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time which representations and warranties need only be true and accurate as of such date or with respect to such period), except, in the case of this clause (iii), where the failure of such representations and warranties of the Company to be so true and accurate (without giving effect to any limitation as to “materiality” or Company Material Adverse Effect set forth therein), would not individually or in the aggregate, have a Company Material Adverse Effect; and (iv) Parent shall have received at the Closing a certificate signed on behalf of the Company by a senior executive officer of the Company to the effect that such officer has read this Section 7.2(a) and the conditions set forth in this Section 7.2(a) have been satisfied.

(b) the Company shall have performed all obligations and complied with all covenants, in each case in all material respects, required by this Agreement to be performed or complied with by it at or prior to the Closing, and Parent shall have received a certificate signed on behalf of the Company by a senior executive officer of the Company to such effect;

(c) the total number of Dissenting Shares shall not exceed 10% of the issued and outstanding shares of Common Stock immediately prior to the filing of the Merger Certificate; and

(d) at the Closing, after giving effect to the consummation of the Merger and the making of the payments contemplated by Section 7.1(e), no Default or Event of Default (as such terms are defined in the Existing Credit Agreement) shall be continuing.

Section 7.3 Conditions to Company’s Obligations to Effect the Merger.  The obligations of Company to effect the merger are subject to the satisfaction (or waiver by Company) of the following conditions:

(a) (i) the representations and warranties of Parent and Sub contained in the Agreement shall be true and accurate as of the Closing Date as though made on the Closing Date (other than those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time which representations and warranties need only be true and accurate as of such date or with respect to such period), except where the failure of such representations and warranties of Parent or Sub to be so true and accurate (without giving effect to any limitation as to “materiality” or Parent Material Adverse Effect set forth therein), would not individually or in the aggregate, have a Parent Material Adverse Effect; and (ii) the Company shall have received at the Closing a certificate signed on behalf of Parent and Sub by a senior executive officer of Parent to the effect that such officer has read this Section 7.3(a) and the condition set forth in this Section 7.3(a) has been satisfied.

(b) Parent and Sub shall have performed all obligations and complied with all covenants, in each case in all material respects, required by this Agreement to be performed or complied with by Parent and Sub at or prior to the Closing, and the Company shall have received a certificate signed on behalf of Parent and Sub by a senior executive officer of Parent to such effect.

Section 7.4 Frustration of Conditions.  None of the Company, Parent or Sub may rely on the failure of any condition set forth in Section 7.1, Section 7.2 or Section 7.3, as the case may be, to be satisfied if such failure was caused by such party’s failure to act in good faith or use its reasonable best efforts to consummate the Merger and the other Contemplated Transactions, as required by and subject to Section 6.7.

ARTICLE VIII.
TERMINATION

Section 8.1 Termination.  Anything herein or elsewhere to the contrary notwithstanding, this Agreement may be terminated and the Merger contemplated herein may be abandoned at any time prior to the Effective Time notwithstanding the adoption of this Agreement by the stockholders of the Company or Sub:

(a) by the mutual written agreement of the Company (in accordance with Section 9.17) and Parent.

(b) by either the Company (in accordance with Section 9.17) or Parent:

(i) if any Governmental Entity having jurisdiction over the Company, Parent or Sub shall have issued an Order or taken any other action, in each case permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger substantially as contemplated by this Agreement and such Order or other action shall have become final and nonappealable; provided that the right to terminate this Agreement under this Section 8.1(b)(i) shall not be available to a party who has failed to comply with its obligations pursuant to Section 6.7 with respect to such restraint, injunction or other prohibition;

(ii) prior to the Effective Time, if the Board or an Independent Committee (in accordance with Section 9.17) (A) shall have effected a Change in Recommendation (it being agreed that the taking of any actions permitted by Section 6.3(b), the provision of a Change in Recommendation Notice to Parent or the issuance of a “stop, look and listen” letter permitted by Section 6.3(g) shall not be deemed a Change in Recommendation) or (B) notwithstanding the foregoing, shall have publicly announced its intention to effect a Change in Recommendation; provided that the Company shall not have the right to terminate this Agreement under this Section 8.1(b)(ii) unless the Company shall have paid, or concurrently with such termination pays, to Parent the Company Expense Reimbursement; provided, further that the preceding proviso shall not limit the Company’s right to terminate this Agreement under this Section 8.1(b)(ii) unless Parent provides the Company with an invoice for the Company Expense Reimbursement within two (2) days of its receipt of the Company’s written request to provide such invoice.

(iii) if the Company Stockholder Approval, including the Majority of the Minority Approval, shall not have been obtained at the Company Meeting (after taking into account any adjournment, postponement or recess thereof); provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.1(b)(iii) if the failure to obtain the Company Stockholder Approval is due to the failure of one or more stockholder parties to the Voting Agreement to vote the shares beneficially owned by him, her or it in accordance with the Voting Agreement; or

(iv) if the Merger shall not have occurred by November 30, 2015 (the “Termination Date”), provided that, solely if the Company and Parent have not received either (x) initial comments from the SEC on the Proxy Statement and Schedule 13E-3, or (y) confirmation from the SEC of no further comments on the Proxy Statement and Schedule 13E-3, by September 1, 2015, the Termination Date shall be December 15, 2015; unless the failure to consummate the Merger is the result of a failure to fulfill in any material respect any obligation contained in this Agreement by the party purporting to terminate this Agreement.

(c) by the Company (in accordance with Section 9.17) upon a breach of any representation, warranty, covenant or agreement on the part of Parent or Sub set forth in this Agreement such that (if such breach occurred or was continuing as of the Closing Date) the conditions set forth in Section 7.3(a) or Section 7.3(b) would be incapable of fulfillment and which breach is incapable of being cured, or is not cured, within thirty (30) days following receipt of written notice of such breach.

(d) by Parent upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement such that (if such breach occurred or was continuing as of the Closing Date) the conditions set forth in Section 7.2(a) or Section 7.2(b) would be incapable of fulfillment and which breach is incapable of being cured, or is not cured, within thirty (30) days following receipt of written notice of such breach.

Section 8.2 Effect of Termination.

(a) If one party desires to terminate this Agreement in accordance with Section 8.1, written notice thereof shall forthwith be given to the other party or parties specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void, and there shall be no liability on the part of Parent, Sub or the Company or their respective directors, officers, employees, stockholders, Representatives, agents or advisors other than, with respect to Parent, Sub and the Company, the obligations pursuant to this Section 8.2 and Article IX.

(b) If the Company or Parent terminates this Agreement pursuant to Section 8.1(b)(ii) or Section 8.1(b)(iii) or Parent terminates this Agreement pursuant to Section 8.1(d), then the Company shall, within two (2) Business Days following the receipt of documentation thereof, pay the reasonable expenses of Parent incurred in connection with the examination, negotiation or otherwise relating to the Contemplated Transactions, not to exceed $500,000, in the case of a termination based on Section 8.1(b)(iii), and $1,000,000, in the case of a termination based on Section 8.1(b)(ii) or Section 8.1(d) (the “Company Expense Reimbursement”).

(c) If the Company terminates this Agreement pursuant to Section 8.1(c), then Parent shall, within two (2) Business Days of termination of this Agreement by the Company, pay the reasonable expenses of the Company incurred in connection with the examination, negotiation or otherwise relating to the Contemplated Transactions, not to exceed $1,000,000 (the “Parent Expense Reimbursement”).

(d) Upon payment of the Company Expense Reimbursement, the Company shall have no further liability to Parent or Sub with respect to the Merger, this Agreement or the Contemplated Transactions.  Upon payment of the Parent Expense Reimbursement, Parent and Sub shall have no further liability to the Company with respect to the Merger, this Agreement or the Contemplated Transactions.  The Company Expense Reimbursement and the Parent Expense Reimbursement shall be made by wire transfer of immediately available funds to an account designated by Parent or the Company, as the case may be, and shall be reduced by any amounts required to be deducted or withheld therefrom under applicable Law in respect of Taxes.

(e) Notwithstanding anything to the contrary in this Agreement, if:

(i) the Company is required to pay the Company Expense Reimbursement to Parent pursuant to this Agreement, Parent’s and Sub’s sole and exclusive remedy (whether at law, in equity, in contract, in tort or otherwise), without prejudice to the remedy of specific performance set forth in Section 9.12, against the Company and any of its respective former, current and future direct or indirect equity holders, controlling persons, stockholders, directors, officers, employees, agents, Affiliates, members, managers, general or limited partners or assignees (each a “Company Related Party” and collectively, the “Company Related Parties”) or any Company Related Party of any Company Related Party for any breach, loss or damage shall be to terminate this Agreement and receive payment of the Company Expense Reimbursement, in each case, only to the extent provided by Section 8.2; and upon payment of such amount, neither Parent nor Sub shall have any rights or claims against any of the Company Related Parties or any Company Related Party of any Company Related Party under this Agreement or otherwise, whether at law or equity, in contract, in tort or otherwise, and none of the Company Related Parties or any Company Related Party of any Company Related Party shall have any further liability or obligation relating to or arising out of this Agreement or the Contemplated Transactions.

(ii) Parent is required to pay the Parent Expense Reimbursement to Company pursuant to this Agreement, the Company’s sole and exclusive remedy (whether at law, in equity, in contract, in tort or otherwise), without prejudice to the remedy of specific performance set forth in Section 9.12, against Parent and Sub and any of their respective former, current and future direct or indirect equity holders, controlling persons, stockholders, directors, officers, employees, agents, Affiliates, members, managers, general or limited partners or assignees (each a “Purchaser Related Party” and collectively, the “Purchaser Related Parties”) or any Purchaser Related Party of any Purchaser Related Party for any breach, loss or damage shall be to terminate this Agreement and receive payment of the Parent Expense Reimbursement, in each case, only to the extent provided by Section 8.2; and upon payment of such amount, the Company shall not have any rights or claims against any of the Purchaser Related Parties or any Purchaser Related Party of any Purchaser Related Party under this Agreement or otherwise, whether at law or equity, in contract, in tort or otherwise, and none of the Purchaser Related Parties or any Purchaser Related Party of any Purchaser Related Party shall have any further liability or obligation relating to or arising out of this Agreement or the Contemplated Transactions.

(f) Each of the Company, Parent and Sub acknowledges that the agreements contained in this Section 8.2 are an integral part of the Contemplated Transactions and that, without these agreements, the parties would not enter into this Agreement.  In the event that the Company or Parent shall fail to pay the Company Expense Reimbursement or Parent Expense Reimbursement, as applicable, when due, and, in order to obtain such payment, Parent or the Company, as applicable, commences a suit which results in a judgment against the Company or Parent, as applicable, for any fee set forth in this Section 8.2, the Company shall pay to Parent, or Parent shall pay to the Company, as applicable, its reasonable costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amount of the fee at the prime rate prevailing during such period as published in The Wall Street Journal, calculated on a daily basis from the date such amounts were required to be paid until the date of actual payment.

ARTICLE IX.
MISCELLANEOUS

Section 9.1 Amendment and Modification.  Subject to applicable Law, this Agreement may be amended, modified and supplemented in any and all respects, whether before or after any vote of the stockholders of the Company contemplated hereby and whether before or after the effectiveness of the Sub Stockholder Consent at any time prior to the Effective Time, with respect to any of the terms contained herein by written agreement of the parties hereto, by action taken by their respective boards of directors (or individuals holding similar positions) with the Company acting solely through any Independent Committee; provided, however, that following receipt of the Company Shareholder Approval and the Majority of the Minority Approval, no amendment may be made to this Agreement that by law requires further approval or authorization by the stockholders of the Company without such further approval or authorization.

Section 9.2 Nonsurvival of Representations and Warranties.  None of the representations and warranties in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive the Effective Time or the termination of this Agreement.  This Section 9.2 shall not limit any covenant or agreement contained in this Agreement that by its terms is to be performed in whole or in part after the Effective Time.

Section 9.3 Notices.  All notices, consents and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by hand delivery, by prepaid overnight courier (providing written proof of delivery), by confirmed facsimile transmission or by certified or registered mail (return receipt requested and first class postage prepaid), addressed as follows:

(a) if to Parent or Sub, to:

Family Acquisition Holdings, Inc.
2801 Highway 280 South, Suite 350
Birmingham, AL 35223
Facsimile:                      (205) 909-0957
Attention:                      Clyde B. Anderson

with copies (which shall not constitute notice) to:

Munger Tolles & Olson LLP
355 South Grand Avenue
35th Floor
Los Angeles, CA 90071
Fax no:                      (213) 687-3702
Attention:                 Mary Ann Todd, Esq.
   Brett Rodda, Esq.

(b) if to the Company, to:

Books-A-Million, Inc.
402 Industrial Lane
Birmingham, AL 35211
Facsimile:
Attention:                      General Counsel

with copies to:

Latham & Watkins
885 Third Avenue
New York, NY 10022
Facsimile:                      (212) 751-4864
Attention:                      M. Adel Aslani-Far, Esq.
                                        James C. Gorton, Esq.

(c) if to the Special Committee to

Mr. Edward W. Wilhelm
Executive Vice President and Chief Financial Officer
Finish Line
3308 North Mitthoeffer Road
Indianapolis, IN 46235
Facsimile:                      (317) 613-6914

with copies to:

King & Spalding LLP
1180 Peachtree Street, N.E.
Atlanta, GA 30309-3521
Facsimile:  (404) 572-5100
Attention:                      Russell B. Richards, Esq.
        Anne M. Cox-Johnson, Esq.

or to such other address or facsimile number for a party as shall be specified in a notice given in accordance with this Section 9.3; provided that any notice received by facsimile transmission or otherwise at the addressee’s location on any Business Day after 5:00 p.m. Central Time shall be deemed to have been received at 9:00 a.m. Central Time on the next Business Day; provided further that notice of any change to the address or any of the other details specified in or pursuant to this Section 9.3 shall not be deemed to have been received until, and shall be deemed to have been received upon, the later of the date specified in such notice or the date that is five (5) Business Days after such notice would otherwise be deemed to have been received pursuant to this Section 9.3.  A party’s rejection or other refusal to accept notice hereunder or the inability of another party to deliver notice to such party because of such party’s changed address or facsimile number of which no notice was given by such party shall be deemed to be receipt of the notice by such party as of the date of such rejection, refusal or inability to deliver.

Section 9.4 Interpretation.  The parties have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.  Disclosure of any fact, circumstance or information in any section of the Company Disclosure Schedule or the Parent Disclosure Schedules shall be deemed to be adequate response and disclosure of such fact, circumstance or information with respect to any representation, warranty or covenant in, with respect to the Company Disclosure Schedules, any section of Article IV or Article VI, and with respect to the Parent Disclosure Schedule, any of Article V, calling for disclosure of such fact, circumstance or information, whether or not such disclosure is specifically associated with or purports to respond to one or more or all of such representations, warranties or covenants if the applicability of such disclosure to such representation, warranty or covenant is reasonably apparent on the face of such disclosure.  The inclusion of any item in the Company Disclosure Schedule or the Parent Disclosure Schedule shall not be deemed to be an admission or evidence of materiality of such item, nor shall it establish any standard of materiality for any purpose whatsoever.

Section 9.5 Counterparts.  This Agreement may be executed in multiple counterparts, all of which shall together be considered one and the same agreement.  The exchange of a fully executed Agreement (in counterparts or otherwise) by facsimile or by electronic delivery in .pdf format shall be sufficient to bind the parties to the terms and conditions of this Agreement.

Section 9.6 Entire Agreement; Third-Party Beneficiaries.  This Agreement, including the Company Disclosure Schedule and the exhibits hereto, together with the other instruments referred to herein, (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and thereof, and (b), except as provided in Article III on and after the Effective Time and Section 6.5, is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.  The representations and warranties set forth in Article IV and Article V and the covenants set forth in Section 6.1 have been made solely for the benefit of the parties to this Agreement and (x) may be intended not as statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate; (y) have been qualified by reference to the Company Disclosure Schedule and the Parent Disclosure Schedule, each of which contains certain disclosures that are not reflected in the text of this Agreement; and (z) may apply standards of materiality in a way that is different from what may be viewed as material by stockholders of, or other investors in, the Company.

Section 9.7 Severability.  If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

Section 9.8 Governing Law.  This Agreement shall be governed and construed in accordance with the laws of the State of Delaware applicable to contracts to be made and performed entirely therein without giving effect to the principles of conflicts of law thereof or of any other jurisdiction.

Section 9.9 Jurisdiction.  Each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement, and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement, and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware).  Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the Contemplated Transactions in any court other than the aforesaid courts.  Each of the parties hereto hereby irrevocably waives, and agrees not to assert as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement (a) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve in accordance with Section 9.10, (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by the applicable Law, any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement or the subject matter hereof, may not be enforced in or by such courts.

Section 9.10 Service of Process.  Each party irrevocably consents to the service of process outside the territorial jurisdiction of the courts referred to in Section 9.9 hereof in any such action or proceeding by mailing copies thereof by registered United States mail, postage prepaid, return receipt requested, to its address as specified in or pursuant to Section 9.3 hereof.  However, the foregoing shall not limit the right of a party to effect service of process on the other party by any other legally available method.

Section 9.11 Waiver of Jury Trial.  EACH OF THE PARTIES KNOWINGLY, INTENTIONALLY AND VOLUNTARILY WITH AND UPON THE ADVICE OF COMPETENT COUNSEL IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE CONTEMPLATED TRANSACTIONS.

Section 9.12 Specific Performance

(a) The parties recognize and agree that if for any reason any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached, immediate and irreparable harm or injury would be caused for which money damages would not be an adequate remedy.  Accordingly, each party agrees that, in addition to other remedies, prior to any termination of this Agreement pursuant to Section 8.1, each party shall be entitled to specific performance of the terms hereof (without the requirement to post a bond in connection therewith), in addition to any other remedy at law or equity (except to the extent expressly limited by Section 9.12(b) or Section 9.12(c)).  In the event that any action shall be brought in equity to enforce the provisions of this Agreement, neither party shall allege, and each party hereby waives the defense, that there is an adequate remedy at law.

(b) Notwithstanding Section 9.12(a) the right of the Company to obtain an injunction, or other appropriate form of specific performance or equitable relief to cause the Closing to occur, in each case, shall be subject to the requirement that (i) the conditions to Closing set forth in Section 7.1 and Section 7.3 (other than the conditions to be satisfied at Closing) have been satisfied or waived and (ii) the Company has irrevocably confirmed to Parent in writing that (A) all of the conditions to Closing set forth in Section 7.1 and Section 7.3 (other than the conditions to be satisfied at Closing) have been satisfied or waived by the Company and (B) if specific performance is granted, it will take the actions required of it by this Agreement to cause the Closing to occur.

(c) Notwithstanding Section 9.12(a), the right of Parent or Sub to obtain an injunction, or other appropriate form of specific performance or equitable relief to cause the closing of the Merger, in each case, shall be subject to the requirement that (i) the conditions to Closing set forth in Section 7.1 and Section 7.2 (other than the conditions to be satisfied at the Closing) have been satisfied or waived and (ii) Parent and Sub have irrevocably confirmed to the Company in writing that (A) all of the conditions to Closing set forth in Section 7.1 and Section 7.2 (other than the conditions to be satisfied at the Closing) have been satisfied or waived by Parent and Sub and (B) if specific performance is granted, it will take the actions required of it by this Agreement to cause the Closing to occur.

Section 9.13 Assignment.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties.  Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective permitted successors and assigns.

Section 9.14 Expenses.  Subject to Section 8.2, all costs and expenses incurred in connection with the Contemplated Transactions, this Agreement and the consummation of the Contemplated Transactions shall be paid by the party incurring such costs and expenses, whether or not the Contemplated Transactions are consummated.

Section 9.15 Headings.  Headings of the articles and sections of this Agreement and the table of contents, schedules and exhibits are for convenience of the parties only and shall be given no substantive or interpretative effect whatsoever.

Section 9.16 Waivers.  Except as otherwise provided in this Agreement, any failure of any of the parties to comply with any obligation, covenant, agreement or condition herein may be waived by the party or parties entitled to the benefits thereof only by a written instrument signed by the party expressly granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

Section 9.17 Independent Committee Approval.  Any amendment, consent, waiver or other determination to be made, or action to be taken, by the Company or the Board under or with respect to this Agreement shall be made or taken at the direction and upon the approval of, and only at the direction and upon the approval of an Independent Committee.  An Independent Committee, and only an Independent Committee, may pursue any action or litigation with respect to breaches of this Agreement on behalf of the Company.

Section 9.18 No Recourse.  This Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against the entities that are expressly identified as parties hereto and no past, present or future, direct or indirect, equityholder, controlling person, Affiliate, director, officer, employee, incorporator, member, manager, partner, shareholder, agent, attorney or representative of any party hereto shall have any liability for any obligations or liabilities of the parties to this Agreement or for any claim based on, in respect of, or by reason of, the Contemplated Transactions.

IN WITNESS WHEREOF, the Company, Parent and Sub have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

BOOKS-A-MILLION, INC.

By:	/s/ Terrance G. Finley
	Name:	Terrance G. Finley
	Title:	President and Chief Executive Officer

FAMILY ACQUISITION HOLDINGS, INC.

By:	/s/ Clyde B. Anderson
	Name:	Clyde B. Anderson
	Title:	President

FAMILY MERGER SUB, INC.
By:	/s/ Clyde B. Anderson
	Name:	Clyde B. Anderson
	Title:	President

[Signature Page to Agreement and Plan of Merger]